PURCHASE AND SALE AGREEMENT
                       BETWEEN
           UNION OIL COMPANY OF CALIFORNIA
                         AND
          DEVON ENERGY CORPORATION (NEVADA)









              PURCHASE AND SALE AGREEMENT

                  TABLE OF CONTENTS

RECITALS                                              1

DEFINITIONS                                           1

PURCHASE AND SALE                                     6
     2.1  Assets                                      6
     2.2  Excluded Assets                             6

PURCHASE PRICE AND PAYMENTS                           7
     3.1  Purchase Price                              7
     3.2  Payment Procedures                          7
     3.3  Adjusted Purchase Price                     8
     3.4  Payment at Closing                          8

TITLE EXAMINATION                                     9
     4.1  Access to Title Information                 9
     4.2  Title Defects                               9
     4.3  Notice of Title Defect                     10
     4.4  Remedies for Title Defects and Price
          Adjustment for Preferential Rights         10
     4.4.3     Purchase Price Adjustment for Title
               Defects                               12
     4.5  Preferential Purchase Rights               13

ENVIRONMENTAL MATTERS                                14
     5.1  No Admission Against Interest              14
     5.2  Disclaimers Related to Property            14
     5.2.1     Physical Condition of the Assets      14
     5.2.2     Endangered Species, Critical Habitat,
               Wetlands, Geologic Hazards and
               Flooding                              14
     5.3  Environmental Due Diligence                15
     5.3.1     Environmental Assessment              15
     5.3.2     Buyer's Access to Assets;
               Indemnification; Insurance            16
     5.4  Assumption and Remedies                    17
     5.4.1     Assumption of Environmental
               Liabilities                           17
     5.4.1.1   Pre-Closing                           17
     5.4.1.2   Post-Closing                          18
     5.4.2     Limitation                            20
     5.4.3.    Termination Due to Material
               Environmental Deficiencies            20
     5.4.4     Determination of Value:               20


OPERATIONS AND CASUALTY LOSS                         22
     6.1  Operations                                 22
     6.2  Casualty Loss                              22
     6.3  Successor Operator                         22
     6.4  Post-Closing Accounting Assistance         23

REPRESENTATIONS AND WARRANTIES OF UNOCAL             23
     7.1  Organization                               23
     7.2  Authority to do Business                   23
     7.3  Binding Obligation                         23
     7.4  Litigation, Suits or Claims                24
     7.5  Relation to Assumed Liabilities            24
     7.6  Disclaimer of Warranties                   24
     7.7  Gas Imbalance                              24
     7.8  Disclosure                                 24
     7.9  No Breach                                  25
     7.10 Environmental Condition of Assets          25
     7.11 Compliance with Laws and Agreements        25
     7.12 Title                                      25
     7.13 Taxes                                      25
     7.14 Brokers                                    25
     7.15 Assignment Prior to Closing                25
     7.16 Tax Partnership                            25
     7.17 Equipment and Off-Lease Facilities         25
     7.18 Other Property                             26
     7.19 Tanks Gauged                               26
     7.20 Contracts; Consents                        26
     7.21 Administration                             26
     7.22 Environmental                              26

REPRESENTATIONS AND WARRANTIES OF BUYER              26
     8.1  Organization                               26
     8.2  Authority; Enforceability                  27
     8.3  Consents                                   27
     8.4  Litigation, Suits or Claims                27
     8.5  Disclosure                                 27
     8.6  No Breach                                  28
     8.7  Investigations of Assets                   28
     8.8  No Distribution                            28
     8.9  Resale Registration                        28
     8.10 Oil and Gas Experience                     28
     8.11 Federal Leases                             28
     8.12 Brokers                                    28


CONDITIONS PRECEDENT TO THE OBLIGATIONS OF UNOCAL    29
     9.1  Purchase Price                             29
     9.2  Buyer's Representations and Warranties
          True                                       29
     9.3  Officer's Certificate; Opinion of Counsel  29
     9.4  Pre-Closing Performance                    30
     9.5  Authorization                              30
     9.6  Absence of Litigation                      30
     9.7  Bonds                                      30
     9.8  Preferential Purchase Rights               30
     9.9  Hart-Scott-Rodino Act                      30

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER     31
     10.1 Delivery of Instruments of Transfer        31
     10.2 Representations and Warranties             31
     10.3 Authorization                              31
     10.4 Opinion of Unocal's Counsel                31
     10.5 Absence of Litigation                      32
     10.6 Officer's Certificate                      32
     10.7 Hart-Scott Rodino Act                      32
     10.8 Condition of Equipment                     32
     10.9 Affidavit of Unocal                        32

COVENANTS                                            33
     11.1 Investigation and Decision                 33
     11.1.1    Investigation of Assets               33
     11.1.2    Independent Decision                  33
     11.2 Access to Information                      33
     11.3 General Liabilities                        34
     11.3.1    General Liabilities Assumed           34
     11.3.2    General Liabilities Retained          34
     11.4 Gas Imbalance                              35
     11.5 Hart-Scott-Rodino Act                      35
     11.6 Third-Party Consents                       35
     11.7 Completion of Due Diligence                36
     11.8 Additional Agreements                      36
     11.9 Payment of Certain Expenses Due and Payable
          After the Effective Date                   36
     11.10     Environmental Notices                 37
     11.11     Notification of Certain Matters       37
     11.12     Announcements                         37
     11.13     Termination of Guarantees and Other
               Commitments                           37
     11.14     Like Kind Exchange                    38
     11.15     Access to Geologic and Geophysical
               Information                           38
     11.16     Restrictions on Operations            38
     11.17     Worland Plant Royalties and Severance
               Tax Dispute                           39
     11.18     Participating Area Dispute            39
     11.19     Consent to Lease Assignment           39

EMPLOYEE MATTERS                                     40
     12.1 Employee List                              40
     12.2 Job Classification                         40
     12.3 Disclosure                                 40
     12.4 Resumes                                    40
     12.5 Hired Employee List                        40
     12.6 Terminated Employees                       40

TAXES                                                41
     13.1 Apportionment of Ad Valorem and Property
          Taxes                                      41
     13.2 Sales Taxes, Filing Fees, Etc.             41
     13.3 Other Taxes                                41

TERMINATION                                          41
     14.1 Termination                                41
     14.2 Effect of Termination                      42
     14.3 Liquidated Damages                         42
     14.4 Specific Performance                       43

MISCELLANEOUS                                        43
     15.1 Governing Law                              43
     15.2 Assignment                                 43
     15.3 Written Notices                            44
     15.4 Expenses                                   45
     15.5 Waiver of Compliance with Bulk Transfer
          Laws                                       45
     15.6 Deceptive Trade Practices Waiver           45
     15.7 Waiver of Jury Trial                       45
     15.8 Limitation of Liability                    46
     15.9 No Admissions                              46
     15.10     Use of Unocal's Name                  46
     15.11     Exhibits Incorporated                 46
     15.12     Entire Agreement, Etc.                46
     15.13     Parties in Interest                   46
     15.14     Severability                          47
     15.15     Consents                              47

SURVIVAL AND INDEMNIFICATION                         47
     16.1 Survival                                   47
     16.2 Indemnification                            47
     16.3 Third Party Claims                         48
     16.4 Method of Asserting Claims                 48
     16.5 Right to Cure                              51

CLOSING                                              51
     17.1 Time of Essence                            51
     17.2 Place and Date                             52
     17.3 Unocal's Actions at Closing                52
     17.4 Buyer's Actions at Closing                 53
     17.5 Notices                                    53

ACTIONS AFTER CLOSING                                53
     18.1 Final Accounting                           53
     18.2 Receipts and Credits                       54
     18.3 Suspended Funds                            54
     18.4 Further Assurances                         54
     18.5 Recording                                  55
     18.6 Books and Records                          55
     18.7 Access to Properties and Records by Buyer  55
     18.8 Access to Properties and Records by Unocal 55
     18.9 Financial Statements                       56

                 SCHEDULE OF EXHIBITS

Exhibit "A" -      Leasehold Property
Exhibit "A-1" -    Leasehold Property
Exhibit "A-2" -    Excluded Assets
Exhibit "B" -      Warehouse Stock and Idle Equipment
Exhibit "C" -      Intangible Contractual Rights and Other
Intangible Property
Exhibit "D" -      Gas Imbalance
Exhibit "E" -      Satisfactory Completion of Due Diligence
Exhibit "F" -      Disclosure Schedule
Exhibit "G" -      Geophysical Data Licensing Agreement
  There is no Exhibit "H"
  There is no Exhibit "I"
Exhibit "J" -      Assignment of Leases, Bill of Sale and
                   Assignment of Intangible Contractual Rights
                   and Other Intangible Property
Exhibit "K" -      Quitclaim Deed
Exhibit "L" -      Assumption Agreement
  There is no Exhibit "M"
Exhibit "N" -      Unocal's Termination Allowance Plan

                         PURCHASE AND SALE AGREEMENT


                      THIS PURCHASE AND SALE AGREEMENT ("AGREEMENT") is entered into this 1st day of November, 1995, by and between Union Oil Company of California, a California corporation, with an office at 14141 Southwest Freeway, Sugar Land, Texas 77478 (hereinafter referred to as "Unocal"), and Devon Energy Corporation (Nevada), a Nevada corporation, whose address is 20 North Broadway, Suite 1500, Oklahoma City, OK 73102-8260 (hereinafter referred to as "Buyer").


                       RECITALS

   WHEREAS, Unocal is the holder of certain assets which include oil and gas interests and properties in the state of Wyoming; and

   WHEREAS, Unocal desires to sell all of such oil and gas interests, properties and related rights, as hereinafter described, to Buyer and Buyer desires to purchase such interests, properties and rights from Unocal, upon the terms and subject to the conditions set forth in this Agreement.

   NOW, THEREFORE, in consideration of the covenants and agreements contained herein, Unocal and Buyer agree as follows:


                      SECTION 1

                      DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings defined either in this Section 1 or elsewhere in this Agreement.

"Adjusted Purchase Price" shall have the meaning specified in Section 3.3.

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Per-son; for purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise.

"Assets" or "Property" shall have the meaning specified in Section 2.1.

"Assumed Liabilities" shall mean all liabilities assumed by Buyer under the terms of Sections 4.5.3, 5.4.1 and 11.3 or elsewhere in this Agreement.

" Buyer's Report Value" shall mean the value of the discounted future net pre-tax incomes determined by Buyer for the proved reserves in each property. These future incomes are discounted on a continuous basis at 10% and form the basis of the values determined by Buyer and reflected in the report dated March 17, 1995, prepared by Buyer, entitled "Buyer's Report as of October 1, 1994, var-ious interests in the Worland Unit and Gas Plant, Washakie and Big Horn Coun-ties, Wyoming", as received March 21, 1995, by Steven H. Gault from H.R. Sanders, Jr.

"Buyer's Report" means the report described in the definition of Buyer's Report Value.

"Cash Settlement" shall have the meaning specified in Section 3.4.2.

"Casualty Loss" means a loss of personalty, excluding oil, gas and other minerals in place or that have not been reduced to possession, that is caused by a sudden, unexpected or unusual event.

"Claim Notice" shall have the meaning specified in Section 16.4.

"Claim Value" shall have the meaning specified in Section 4.4.1.

"Closing" means the consummation of the transactions contemplated in Sections
17.3 and 17.4.

"Closing Date" shall have the meaning specified in Section 17.2.

"Confidentiality Agreement" means that certain Confidentiality Agreement dated August 19, 1994 between Unocal and Buyer.

"Disclosure Schedule" means Exhibit "F" to this Agreement, containing certain disclosures made by Unocal to Buyer.

"Due Diligence Period" shall have the meaning specified in Section 11.2.

"Effective Date" shall mean October 1, 1994.

"Environmental Assessment" shall mean the Phase I Environmental Site Assessments dated June, 1994 prepared by Dames & Moore covering the Assets.

"Environmental Law" includes any Legal Requirements applicable to the Assets, (or operations thereon or related to such Assets) that relate to pollu-tion or protection or cleanup of the environment (including, but not limited to, ambient air, surface water, groundwater, land surface or subsurface strata), and any Legal Requirements relating to:

   (i) release, emission, discharge, spill, escape, containment, control, removal, remediation, response, cleanup or abate ment of any sort of Hazardous Substance;

   (ii) the production, extraction, manufacture, generation, formula tion, processing, labelling, distribution, use, permitting, treatment, handling, storage, disposal or transportation of any Hazardous Substance;

   (iii) the physical structure or condition of a building, facility, fixture or other structure which involves the management, use, storage, release, disposal, cleanup, removal or control of asbestos, polychlorinated biphenyls or any other Hazardous Substance;

   (iv) restoration or reimbursement of costs to restore natural resources, or any natural resource damage assessment; and

   (v)  federal and state occupational safety and health laws.

"Environmental Liabilities" means any and all losses, liabilities, claims, fines, penalties, expenses, damages, costs (including attorney's fees and ex-penses) and causes of action created by, related to, or arising out of any Environmental Law, or breach of any Environmental Law. Excluded from the defin-ition of Environmental Liabilities shall be all usual and normal prudent opera-tions for the plugging, abandonment and surface restoration of oil, gas, injec-tion, water or other wells, sumps, pits, ponds, tanks, impoundments, founda-tions, pipelines, structures and equipment of any kind or description.

"Excluded Assets" shall have the meaning specified in Section 2.2.

"Final Accounting" shall have the meaning specified in Section 18.1.

"Gas Imbalance" means the difference between the volume of produced gas that Unocal took from an Asset(s) and the volume of Unocal's gas entitlement under the applicable agreement or arrangement.

"Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"Hazardous Substance" means (i) any substance, product, waste or other material of any nature whatsoever which is or becomes listed as a hazardous substance, hazardous waste, hazardous material or pollutant, or is regulated or addressed with respect to health, safety or environmental matters pursuant to any Legal Requirements, (ii) any substance, product, waste or other material of any nature whatsoever which may give rise to liability under any Legal Require-ments, (iii) petroleum and its fractions, crude oil and other petroleum pro-ducts, and (iv) radioactive materials including but not limited to naturally occurring radioactive materials.

"Indemnified Party" or "Indemnifying Party" shall have the meaning specified in Section 16.4.

"Interest Rate" means seven and one-half percent (7.5%) compounded annually.

"Knowledge After Due Inquiry" as to Unocal shall mean the knowledge of John Merritt after due inquiry of Unocal's salaried employees that are directly and presently assigned to the management of the Assets. As to Buyer, it shall mean the knowledge of H.R. Sanders, Jr. or Steven G. Cromwell. It shall also include the knowledge of the Party's officers and salaried employees directly and immediately involved in the transactions which are the subject matter of this Agreement.

"Leasehold Property" shall have the meaning specified in Section 2.1.1.

"Legal Requirements" mean any and all applicable:

   (i) federal, state and local laws (statutory, judicial or otherwise), rules, ordinances, regulations and permits;

   (ii) judgments, orders, decrees, decisions of and agreements with federal, state or local courts, or any governmental authority, bureau or agency, including any such action applying or interpreting any other Legal Requirements, authorities or the common law;

as any of the foregoing matters described in (i), or (ii), may be amended, sub-ject to variance or otherwise modified.

"Liens" means any and all liens, mortgages, charges, pledges, security inter-ests, burdens or other encumbrances of any nature whatsoever, including, but not limited to, such as may arise under any contracts or judgments.

"Material Environmental Deficiency" means a deficiency(ies) in the Assets arising out of Environmental Liabilities disclosed by Unocal or discovered by Buyer prior to the end of the Due Diligence Period whose cumulative "value estimate", as defined in 5.4.4.4, subject to the limitation in Section 5.4.3, when combined with the value of Title Defects not assumed by Buyer under Section
4.4.3 (i) and the total cost of restoration of equipment to satisfy Section 10.8 is likely to create a liability in excess of Five Percent (5%) of the Purchase Price.

"Minimal Environmental Liabilities" shall have the meaning specified in
Section 5.4.3.

"Minimal Title Defects" shall have the meaning specified in Section 4.4.3 (i).

"Minimal Qualified Claims" shall have the meaning specified in Section 5.4.1.3
(i).

"Net Leasehold Acres" means the total number of net leasehold acres in the lands described in Exhibit "A" owned by Unocal, provided that regardless of any horizontal severance of ownership, no leasehold acre shall be included in said total more than once.

"NORM" means naturally occurring radioactive material.

"Party" or "Parties" means Unocal or Buyer, or Unocal and Buyer respectively.

"Party Adverse Effect" shall mean an effect, taking into account all facts and circumstances, on the business, properties, condition (financial or otherwise) or operations of a Party, which has had or could reasonably be expected to have a material adverse effect on the ability of such Party to perform its obliga-tions under this Agreement.

"Permits" means any and all permits, including temporary permits to construct or operate, authorizations, approvals, registrations, rights-of-way, orders, waivers, variances or other licenses issued or granted by any federal, state or local administrative or governmental authority, bureau or agency.

"Person" means any individual, partnership, joint venture, firm, corporation, association, trust or other entity or any government or political subdivision or any agency, department or instrumentality thereof.

"Proved Developed Reserves" means the Assets designated in the Buyer's Report as proved developed reserves.

"Proved Undeveloped Reserves" means the Assets designated in the Buyer's Report as proved undeveloped reserves.

"Purchase Price" shall have the meaning specified in Section 3.1.

"Qualified Claims" shall have the meaning specified in Section 5.4.1.2 (ii).

"Title Defect" shall have the meaning specified in Section 4.2.

"Unocal's Termination Allowance Plan" means Exhibit "N" to this Agreement, containing the description of Unocal's Termination Allowance Plan.

"Worland Plant" means the gas processing plant located in Section 17, Township 48 North, Range 92 West, County of Washakie, State of Wyoming.

                      SECTION 2

                  PURCHASE AND SALE

2.1 Assets: Subject to the terms and conditions of this Agreement, Unocal shall sell and Buyer shall purchase on the Closing Date, without warran-ty of title, either express or implied, except express warranties herein which terminate on the Closing Date, all of Unocal's right, title and interest in the following assets ("Assets" or "Property"):

   2.1.1 The lands, and oil and gas leasehold estates as set forth in Exhibit "A" attached hereto and made a part hereof ("Lease hold Property");

   2.1.2 All wells, equipment and facilities, including the Worland Plant, as may exist at Closing, which are located on or used directly in connection with the production, treatment, processing of gas, or transportation of oil and gas from the Leasehold Property, less and except any materials and equipment which may be leased or temporarily located on the Leasehold Property, and less and except any materials, equipment, pipelines, facilities or interests in the land which may be owned by any purchaser and/or transporter of oil and/or gas therefrom;

   2.1.3 All warehouse stock and idle equipment as set forth in Exhibit "B" attached hereto and made a part hereof, and

   2.1.4 Any easements, rights-of-way, Permits, licenses, surface leases, agreements, and servitudes (Intangible Contractual Rights and Other Intangible Property) whether or not set forth in Exhibit "C", to the extent assignable, and only to the extent used in connection with the Leasehold Property on the Effective Date or the Closing Date.

2.2 Excluded Assets: It is specifically agreed that Unocal is only selling the above described Assets and is excluding all other properties of any kind, including but not limited to the following excluded assets ("Excluded Assets"):

   2.2.1 All overriding royalty interests or net profits interests which are not shown on Exhibit "A-1" attached hereto;

   2.2.2 All rights and interests in the lands and oil and gas leasehold estates set forth on Exhibit "A-2" attached hereto;

   2.2.3 Items sold, transferred, disposed of or consumed and con tracts terminated prior to the Closing Date in the ordinary course of business;

   2.2.4 Any right to use the "Unocal" name, marks, trade dress or insignia, or to use the name of any other subsidiary of Unocal Corporation;

   2.2.5 All of Unocal's right, title and interest in all audit exceptions, if any, as they apply to the Assets prior to the Effective Date;

   2.2.6 Any insurance contracts or bonds held by Unocal or its Affiliates for Unocal's benefit; and any employment, consult ing, office lease, accounting or other service contracts or agreements;

   2.2.7 All rights and interests in any pipeline downstream of the point of sale; and

   2.2.8 All seismic data; provided, however, Buyer shall have access to certain seismic data covering the Assets pursuant to the terms and provisions in Section 17.3.7.


                      SECTION 3

             PURCHASE PRICE AND PAYMENTS

3.1 Purchase Price: The Purchase Price for the Assets due on the Closing Date shall be $51,000,000.00 ("Purchase Price"), in United States currency, such Purchase Price being allocated among the Assets as follows:

   (i)  The Worland Plant:  $11,051,315
   (ii) Proved Developed Reserves:  $20,128,468
   (iii)     Proved Undeveloped Reserves:  $16,070,217
   (iv) Net Leasehold Acres:  $3,750,000

3.2     Payment Procedures:

   3.2.1 Contemporaneously with the execution of this Agreement, Buyer shall pay and deliver to Unocal either by cashier's check or wire transfer of cash, as specified by Unocal, an earnest money deposit of five percent (5%) of the Purchase Price.

   3.2.2 At Closing, Buyer shall pay to Unocal the remainder of the Adjusted Purchase Price plus or minus any Cash Settlement which may be due by wire transfer of immediately available funds in a manner specified by Unocal.

   3.2.3 Buyer shall pay Unocal interest at the Interest Rate, on the Adjusted Purchase Price plus or minus the Cash Settlement amount for the period of time from February 20, 1995 to the date of Closing.

3.3 Adjusted Purchase Price: The net price which Buyer shall pay for the Assets ("Adjusted Purchase Price") shall be:

   3.3.1     The Purchase Price as set forth in Section 3.1 above;

   3.3.2 Plus any postive adjustment or less any negative adjustment for Title Defects as determined in Section 4 below;

   3.3.3 Less the allocated value of any exercised preferential pur chase right as determined in accordance with Section 4.5 below; and

   3.3.4 Less any adjustment for Assets eliminated from the sale as set forth in Section 6.2.

3.4 Payment at Closing: At least five days before Closing Unocal shall furnish Buyer with an estimated Closing statement which will include the following:

   3.4.1     The Adjusted Purchase Price calculated in accordance with
             Section 3.3; and

   3.4.2 Cash Settlement ("Cash Settlement") determined by adding or subtracting as follows:

        (i) subtract the amount of earnest money deposit previously paid by Buyer;

        (ii) add the amount of estimated expenditures, exclud ing workers' compensation insurance, made by Unocal that are attributable to the Assets for the period between the Effective Date and Closing
             Date including, without limitation, royalties actu ally paid, taxes, rentals and similar charges and expenses, including those billed under applicable operating agreements, all disclosed or normal course of business prepaid expenses, and the sum of $11,645.00 per month, for each month or partial month, from the Effective Date to the date this Agreement is executed by Buyer and Unocal; and

        (iii) add the value of all liquid hydrocarbons and Worland Plant products, as described in the dis closed gauge report, in storage tanks above the pipeline connection at approximately 7:00 a.m. (local time) on the Effective Date valued at market or contract price in effect as of the Effective Date after deducting royalty and tax obligations;

        (iv) subtract the amount of estimated revenues re ceived by Unocal attributable to the Assets accru ing after the Effective Date; and

        (v) subtract the sums to be withheld for Title Defects as provided in Section 4.4.2 (ii).


                       SECTION 4

                   TITLE EXAMINATION

4.1 Access to Title Information: After the date of this Agreement and until the end of the Due Diligence Period, Unocal shall make the records described in Section 17.3.7 available to Buyer at Unocal's offices loca-ted at 14141 Southwest Freeway, Sugar Land, Texas 77478, or such other place as deemed appropriate by Unocal, during normal business hours, for examination by Buyer. Unocal shall not be obligated to perform any title work, and no abstracts or title opinions will be made current by Unocal. NO WARRANTY OF ANY KIND IS MADE BY UNOCAL
        AS TO THE INFORMATION SO SUPPLIED, AND BUYER AGREES
        THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE
        THE RESULT OF ITS OWN INDEPENDENT REVIEW AND
        JUDGMENT.  SUBJECT TO THE OTHER PROVISIONS OF THIS
        AGREEMENT, BUYER ASSUMES THE RISK OF ANY TITLE
        DEFECTS AND/OR CONFLICTING ADVERSE RIGHT(S), TI
        TLE(S) AND/OR INTEREST(S) WHICH A RECORD TITLE CHECK
        AND/OR PHYSICAL INSPECTION REVEALS OR WOULD HAVE
        REVEALED.

4.2 Title Defects: In this Agreement, a "Title Defect" shall mean a defect in one or more of the following respects only:

   4.2.1 Unocal owns more or less than the interest shown in Exhibit "A-1" in one or more of the Assets;

   4.2.2 Unocal's rights and interests in one or more of the Assets are subject to being reduced by virtue of the exercise by a third party of a reversionary, back-in or similar right not reflected in Exhibit "A-1" or Exhibit "F";

   4.2.3 Unocal's title at the Closing Date, as to one or more of the Assets, is subject to any lien, claim, defect, encumbrance or deficiency, other than Section 4.2.1 or 4.2.2 Title Defects, such that Unocal does not have good and defensible (as distinguished from technically marketable) title to any part of the Assets; provided, no permitted encumbrance shall constitute a Title Defect.

   4.2.4     The following shall be permitted encumbrances:

        (i)  Materialman's, mechanic's, repairman's,
             employee's, contractor's, operator's, tax and other similar liens or charges arising in the ordinary course of business (i) if they have not been filed pursuant to law, (ii) if filed, and if disclosed to Buyer, that have not yet become due and payable or payment is being withheld as provided by law, or (iii) as to those disclosed to Buyer, if their validity is being contested in good faith by appropriate action;

        (ii) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance;

        (iii) Easements, rights-of-way, servitudes, permits, surface leases and other rights and respective surface operations;

        (iv) All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of governmental authorities;

        (v)  All matters disclosed in Exhibit "F";

        (vi) Any lien or encumbrance in the form of a judgment secured by a supersedeas bond or security, other than the Assets, approved by a court of competent jurisdiction issuing such order.

4.3 Notice of Title Defect: Upon discovery of a Title Defect, the Party discovering the Title Defect shall within a reasonable amount of time notify the other Party in writing of the nature of the Title Defect. Any Title Defect which is not brought to Unocal's attention by the end of the Due Diligence Period shall conclusively be deemed waived by Buyer for all purposes.

4.4     Remedies for Title Defects and Price Adjustment for Preferential
        Rights: Upon timely delivery of notice by either Party of a Title Defect, Buyer and Unocal shall meet and use their best efforts to agree on the validity of the Title Defect. The value of a Title Defect or exercised preferential right shall be determined in accordance with the following guidelines:

   4.4.1     If a claim of Title Defect is made pursuant to Section 4.2.1 or
             4.2.2 above, or if a preferential right is exercised by a third party pursuant to Section 4.5, the value of the claim ("Claim Value") shall be calculated as follows:

        Claim Value (U.S. Dollars) =   [(20,128,468 x B/A) +
        (16,070,217 x D/C) + (11,051,315 x F/E) + (3,750,000 x
        H/G)] - 51,000,000

        where the preceding terms have the following meanings:

             "A" shall mean the initial aggregate of the Buyer's
             Report for the Proved Developed Reserves in the Properties described in Exhibit "A".

             "B" shall mean the revised aggregate of the Buyer's Report for the Proved Developed
             Reserves in the Properties described in Exhibit "A" after adjusting the Exhibit "A-1" ownership interest factors to the correct ownership interest factors.

             "C" shall mean the initial aggregate of the Buyer's
             Report for the Proved Undeveloped Reserves in the Properties described in Exhibit "A".

             "D" shall mean the revised aggregate of the Buyer's Report for the Proved Undeveloped
             Reserves in the Properties described in Exhibit "A" after adjusting the Exhibit "A-1" ownership interest factors to the correct ownership interest factors.

             "E" shall mean the initial value in the Buyer's
             Report for the Worland Plant.

             "F" shall mean the revised value in the Buyer's
             Report for the Worland Plant after adjusting the ownership interest factor to the ownership interest actually assigned to Buyer.

             "G" shall mean the initial aggregate of 22,319 Net
             Leasehold Acres.

             "H" shall mean the revised aggregate of the total
             Net Leasehold Acres conveyed pursuant to this Agreement.

   4.4.2     (i)     If a claim of Title Defect is made pursuant to
                     Section 4.2.3, and represents a liquidated obligation then the value of the Title Defect shall be the sum necessary to be paid to the obligee to remove the Title Defect. Subject to Section 4.4.3 below, Unocal at its option may pay such sum to obligee on or before Closing, or agree to pay such sum on the charge due date, and thereby cure the Title Defect. However, Unocal reserves the right to retain the obligation of this Title Defect and elect to challenge the validity of any such Title
                     Defect or any portion thereof, and Buyer shall extend reasonable cooperation to Unocal in such efforts at no risk or expense to Buyer. If a Title
                     Defect represents an unliquidated obligation or burden upon the affected property but can be estimated with reasonable certainty, the value of the Title Defect claim shall be the sum so estimated.

        (ii) Unocal shall have the option to cure any and all Title Defects which are allocated to it under
             Section 4.4.3 below. If Unocal chooses to cure the Title Defect, but has not been able to do so by the Closing Date, Unocal shall proceed with the Closing, but the affected Property shall not be assigned and the Cash Settlement at Closing shall be adjusted for the Title Defect based on the values determined in Section 4.4.1 for the affected Property. Unocal shall retain the right to cure any such Title Defect for a period not to exceed one year after the Closing Date. Within thirty (30) days of Buyer's receipt in writing of curative docu-

             ments which completely eliminate the Title Defect, Buyer shall tender the sum withheld at Closing to Unocal and Unocal shall assign the affected
             Property to Buyer effective for all purposes as of the Effective Date.

        (iii) Unocal's option to cure Sections 4.2.1 or 4.2.2 Title Defects under Section 4.4.2(ii) shall include the option to so cure the Title Defects or to cure a Title Defect so as to reduce the cumulative total value of the Title Defects to below a particular level as Unocal shall in its sole discretion determine.

   4.4.3     Purchase Price Adjustment for Title Defects:  The
             Purchase Price will or will not be adjusted for Title Defect claims as follows:

        (i) If and to the extent the calculated value of a separate and distinct Title Defect is less than or equal to $10,000 ("Minimal Title Defects"), there shall be no adjustment of the Purchase Price and Buyer shall obtain the benefit of, or assume liability for, all such Title Defects; provided that the cumulative loss to Buyer due to Title Defects when combined with the estimated value of Minimal Environmental Liabilities shall not exceed $200,000;

        (ii) As to all Title Defects, except those assumed by Buyer in Section 4.4.3 (i), up to but not greater than the five percent (5%) of the Purchase Price termination amount described in Section 4.4.3 (iii), if the Title Defects are of the kind described in Sections 4.2.1 and 4.2.2 the Purchase Price shall be adjusted pursuant to Section 4.4.1, and if the Title Defects are of the kind described in Section
             4.2.3 they shall be allocated to and satisfied by Unocal;

        (iii) If the cumulative value of Title Defects, Environmental Liabilities (excluding Minimal Title Defects and Minimal Environmental Liabilities) and the total cost of restoration of equipment to satisfy Section 10.8 is greater than five percent (5%) of the Purchase Price, then Unocal or Buyer may, upon written notice to the other Party, terminate this Agreement under Section 14.1.3 and the same shall be of no further force and effect, and Unocal and Buyer shall have no further obligation or liability of any kind hereunder or with respect thereto, except as may otherwise be provided by this Agreement.

4.5     Preferential Purchase Rights:

   4.5.1 With respect to each preferential purchase right affecting the Assets which has not been duly waived, Unocal shall send to the holder of such right a notice offering to sell to such holder, in accordance with the provisions of the agreement applicable to such right, those Assets covered by such right on substantially the same terms hereof and for the value allocated to such Asset in Section 4.4.1. If the holder of a preferential right exercises such right under this Section 4.5, the Purchase Price shall be reduced by the Claim Value of the affected Assets. The notice shall disclose the identity of Buyer, and inform the holders that Buyer desires to be the successor operator under the terms of the applicable operating agreement.

   4.5.2 If an owner of a preferential purchase right obtains judicial relief which permanently enjoins the consummation of the transactions contemplated under this Agreement, such enjoinder shall be deemed a termination of this Agreement under Section 14.1.1.

   4.5.3 In the event of a claim for judicial relief other than, or in addition to, injunctive relief by the holder or owner of a preferential purchase right, or by a person claiming to hold or own a preferential purchase right, Buyer shall, for a period beginning upon execution of this Agreement and ending on the tenth anniversary of Closing, indemnify and hold harmless Unocal, its successors and assigns, against, and in respect of, any and all damages, claims, lawsuits, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses arising out of or relating to such claim, to the extent the claim involves the transaction contemplated by this Agreement. Any claim by Unocal pursuant to this Section
             4.5.3 shall be asserted and resolved in accordance with the provisions of Section 16.4.




                       SECTION 5

                ENVIRONMENTAL MATTERS

5.1 No Admission Against Interest: Nothing contained in this Section 5, or elsewhere in this Agreement, shall be construed to be an admission against interest as to Unocal or Buyer. Unocal and Buyer have not included Environmental Liability related provisions herein due to any perceived liability and specifically disclaim the existence of any such liability to third parties (including governmental entities) based on contracts or otherwise.

5.2     Disclaimers Related to Property:

   5.2.1 Physical Condition of the Assets: Buyer acknowledges that the Assets have been used for oil and gas drilling and production operations, related oil field operations and possibly for the storage and disposal of Hazardous
             Substances, and the Assets may be contaminated with such materials. Physical changes in or under the Leasehold Properties or adjacent lands may have occurred as a result of such uses. The Assets may contain wells, sumps, landfills, pits, ponds, tanks, impoundments, foundations, pipelines and other equipment, whether or not of a similar nature, any of which may be buried and contain Hazardous Substances, and the locations of which may not be known to Unocal or be readily apparent by a physical inspection of the property. Further, spills, leaks, blowouts and routine operations may have led to contamination of the Assets with Hazardous Substances, the locations of which may not be known to Unocal or be readily apparent by a physical inspection of the property. Buyer understands that Unocal does not have the requisite information with which to determine the exact nature or condition of the Assets nor the effect any use has had on the physical condition of the Assets. In addition
             Buyer acknowledges that some oil field production equipment may contain asbestos and/or NORM. In this regard, Buyer expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Assets described herein may contain asbestos and NORM and that asbestos and NORM containing materials may be buried or have been otherwise disposed of on the Property. Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos, NORM, and other
             Hazardous Substances from the Property where they may be found.

   5.2.2     Endangered Species, Critical Habitat, Wetlands,
             Geologic Hazards and Flooding: "Endangered Species" as used herein shall have the same meaning as "endangered species" is defined pursuant to 16 U.S.C. 1532(6) or the laws of the state of Wyoming; as "threatened species" is defined pursuant to 16 U.S.C. 1533(30) or the laws of the state of Wyoming; and/or, as a candidate species for such listing under federal or state law. "Critical Habitat" as used herein shall have the meaning as defined pursuant to 16 U.S.C.
             1532(5). "Wetland" as used herein shall have the meaning as defined in 40 Code of Federal Regulations Section 230.3(a), or under the laws of the state of Wyoming. "Geologic Hazards" as used herein shall include seismic hazard and any earth slides or other earth movement. "Flooding" as used herein shall include the risks associated with a flood plain, flood way or restriction zone and/or any diminution in the value of the Property or restriction of its use by reason of the risk of water entering or remaining thereon. WITHOUT IN ANY
             WAY LIMITING THE DISCLAIMER OF WARRANTY
             UNDER SECTION 7.6 AND NOTWITHSTANDING ANY
             DISCLOSURES MADE BY UNOCAL TO BUYER,
             UNOCAL DISCLAIMS ANY EXPRESS OR IMPLIED
             WARRANTY OR REPRESENTATION AS OF THE DATE
             OF THIS AGREEMENT AND/OR AS OF THE CLOSING
             OF THE COMPLETENESS OF ANY SUCH
             DISCLOSURE OR THAT THE PROPERTY IS FREE
             FROM ANY ENDANGERED SPECIES OR THAT ALL
             OR ANY PART OF THE PROPERTY IS NOT A
             CRITICAL HABITAT OR A WETLAND, OR THAT ANY
             PART OF THE ASSETS DOES NOT INCLUDE A
             GEOLOGIC HAZARD, OR THAT ANY PART OF THE
             PROPERTY IS NOT SUBJECT TO FLOODING.
             Notwithstanding any knowledge that could be imputed to Unocal, Buyer has the obligation to ascertain the presence of and extent of any Endangered Species, Critical Habitat, Wetland, Geologic Hazards and the risk of Flooding on the Property.

5.3 Environmental Due Diligence: Buyer will have sixty (60) days from the date of execution of this Agreement by both Parties to perform its due diligence.

   5.3.1 Environmental Assessment: From the date of execution of this Agreement by both Parties, Unocal will provide Buyer
             (or its contractor) with reasonable access to the Assets operated by Unocal for a period of 60 days, during which Buyer will, as part of Buyer's due diligence, conduct, at its sole risk and expense, such environmental site assessment as Buyer determines is appropriate. Buyer agrees to immediately provide to Unocal a copy of the environmental assessment, including all reports, data and conclusions.
             Buyer shall keep any data or information acquired by all such examinations and the results of all analyses of such data and information strictly confidential and, unless required by law, will not disclose same to any person or agency without the prior written approval of Unocal except to the extent such disclosure is to financial institutions, environmental consultants, legal counsel or other parties to whom disclosure is appropriate and desirable to consummate this transaction, but subject to the prior agreement of any such party to maintain the confidentiality of the information.

   5.3.2     Buyer's Access to Assets; Indemnification; Insurance:

        5.3.2.1 Unocal shall grant Buyer access to the Property to conduct its due diligence including but not limited to the environmental assessment referred to in
                     Section 5.3.1. Buyer shall not perform any act or permit the performance of any act that would injure the Property or disrupt Unocal's activities thereon.

        5.3.2.2 Buyer releases and will hold harmless Unocal, its directors, officers, employees, agents and Affiliates against all claims for injury to, or death of, persons or damage to property arising in any way from the exercise of access rights granted to Buyer for due diligence purposes or the activities of Buyer or its employees, agents or contractors on the Assets.
                     Buyer shall indemnify Unocal, its directors, officers, employees, agents and Affiliates against and hold each and all of said indemnitees harmless from any and all loss, cost, damage, expense or liability, including attorney's fees, arising out of (i) any and all third party statutory or common-law
                     Liens or other encumbrances for labor or materials furnished in connection with such tests, samplings, studies or surveys as Buyer may conduct with respect to the Assets; and (ii) any injury to or death of persons or damage to property occurring in, on or about the Assets as the sole result of Buyer's due diligence activities (except for any such injuries or damages caused solely by the active negligence or willful misconduct of any said indemnitees). The foregoing obligation of indemnity shall survive Closing or termination of this Agreement without Closing.

        5.3.2.3 Buyer shall obtain and maintain insurance acceptable to Unocal which is primary as to any insurance or self-insurance available to Unocal and which names Unocal as an additional insured with respect to liability arising out of Buyer's or its agents' activities on the Assets pursuant to this
                     Section 5.3.2, including a severability of interest clause (cross liability), which additional insured endorsement shall not exclude coverage based upon the alleged or actual negligence of the additional insured. Such insurance shall include:

             (i)     commercial general liability insurance
                     occurrence form or the equivalent
                     with the amendment-aggregate limits
                     of insurance covering contractual
                     liability, subcontractor's liability,
                     blanket contractual liability, and,
                     unless waived in writing by Unocal,
                     liability arising from explosion,
                     collapse, or underground property
                     damage, all with a minimum combined
                     single limit of $1,000,000.00 each
                     occurrence, $2,000,000.00 aggregate,
                     for bodily injury, death, property
                     damage, business interruption and
                     personal injury;

             (ii)    comprehensive automobile liability
                     insurance or business auto policy on
                     an occurrence basis covering all
                     owned, hired or otherwise operated
                     non-owned vehicles with a minimum
                     combined single limit of
                     $1,000,000.00 each occurrence for
                     bodily injury, death and property
                     damage;

             (iii)   workers' compensation insurance as
                     required by law; and

             (iv)    employers' liability insurance with a
                     minimum limit of $1,000,000.00 each
                     occurrence.

Such insurance shall be written by a carrier with a Best's rating of A IX or above. Before the entry by Buyer upon the Assets, Buyer shall provide Unocal with policies or certificates of the aforesaid insurance acceptable in form and substance to Unocal which shall provide that coverage shall not be canceled or materially changed prior to thirty (30) days' written notice to Unocal. Subrogation against Unocal shall be waived with respect to all of the insurance policies set forth above (including without limitation, policies of any consul-tant). An alternate employer endorsement may be substituted for the additional insured endorsement with respect to worker's compensation insurance and employer's liability insurance only. The insurance required by this provision in no way limits Buyer's obligations under any other Section of this Agreement. Further, the insurance to be carried shall in no way be limited by any limita-tion expressed elsewhere in this Agreement, or any limitation placed on the indemnity herein given or as a matter of law.

5.4     Assumption and Remedies:

   5.4.1 Assumption of Environmental Liabilities: Buyer shall assume and discharge any and all Environmental Liabilities for operations on, or conditions on, relating to or arising from the Assets, whether relating to or arising from ownership or operations before or after the Effective Date, except as follows:

        5.4.1.1      Pre-Closing:

             (i)     Buyer assumes no Environmental
                     Liabilities unless and until Closing
                     occurs; and

             (ii) Unocal shall retain all Environmental Liabilities, if any, for wastes generated by and disposed from the Assets prior to the Closing Date that were disposed of at a location off the physical boundaries of the Assets.
                     Any Environmental Liability
                     associated with such waste disposal
                     shall not be considered in the calcula-

                     tion of a Material Environmental
                     Deficiency.

        5.4.1.2      Post-Closing:

             (i) Unocal shall retain all Environmental Liabilities, if any, for wastes generated by and disposed from the Assets prior to the Closing Date that were disposed of at a location off the physical boundaries of the Assets, and Unocal shall indemnify and hold
                     Buyer harmless from any and all
                     damages and expenses, including
                     reasonable attorney's fees, incurred as
                     a result of the disposal of such wastes
                     off the Assets.

             (ii) Subject to the allocation of costs and expenses in Section 5.4.1.3, Unocal shall be responsible for a portion of the costs and expenses for
                     Environmental Liabilities for
                     operations on, or conditions on,
                     relating to or arising from ownership
                     or operation of the Assets prior to the
                     Effective Date which meet all of the
                     following conditions ("Qualified
                     Claims"):

                     (a)    A Qualified Claim must be
                            based on a specific written
                            claim made within 912
                            days of the Effective Date
                            either; by a governmental
                            entity or a third party that
                            is not an Affiliate of Buyer,
                            with a Claim Notice
                            provided by Buyer to
                            Unocal at once but in no
                            case later than thirty (30)
                            days after Buyer's receipt
                            of such claim; or by Buyer
                            if Buyer is required by law
                            to report the Environmen-
                            tal Liability to a
                            governmental agency;
                            provided, however, if a
                            claim is based on a
                            requirement by law that
                            Buyer report the
                            Environmental Liabilities
                            to a governmental agency,
                            Buyer's report to the agen-
                            cy must be made in a
                            timely manner, and said
                            report documented in
                            submittal of the Qualified
                            Claim provided by Buyer
                            to Unocal at once but no
                            later than thirty (30) days
                            of Buyer's report to the
                            agency; and said report to
                            the agency must result in a
                            specific written claim to
                            Buyer by a governmental
                            entity or third party not an
                            Affiliate of Buyer within
                            the above stated 912 days,
                            and such government or
                            third party claim must be
                            provided by Buyer to
                            Unocal at once but no later
                            than thirty (30) days after
                            Buyer's receipt of such
                            claim; and

                     (b)    a Qualified Claim must
                            arise out of an Environ-
                            mental Law; provided that
                            Environmental Law for
                            purposes of Qualified
                            Claims shall not include
                            Legal Requirements as
                            they may be amended,
                            varied or modified in the
                            future, but shall be limited
                            to Legal Requirements in
                            effect and applicable to the
                            Assets as of or prior to the
                            Effective Date.

        5.4.1.3 Any costs and expenses incurred by Buyer or Unocal in satisfying a Qualified Claim under
                     Section 5.4.1.2 shall be allocated and satisfied by the Parties as follows:

             (i)     Each separate and distinct Qualified
                     Claim for which the cost of
                     remediation is $10,000 or less
                     ("Minimal Qualified Claims") shall be
                     allocated to and satisfied by Buyer;
                     provided, however, Buyer's obligation
                     hereunder for the cumulative sum of
                     all Minimal Qualified Claims, Minimal
                     Environmental Liabilities and Minimal
                     Title Defects shall not exceed
                     $200,000;

             (ii) cumulative costs and expenses, except those assumed by Buyer in Section
                     5.4.1.3 (i), up to five percent (5%) of
                     the Purchase Price are allocated to
                     and shall be satisfied by Unocal;

             (iii)   cumulative costs and expenses,except
                     those assumed by Buyer in Section
                     5.4.1.3 (i), above five percent (5%)
                     and up to one hundred percent
                     (100%) of the Purchase Price are
                     allocated to and shall be satisfied one-half by Buyer and one-half by Unocal;

             (iv)    all costs and expenses, excluding
                     those assumed by Buyer in Section
                     5.4.1.3 (i), above one hundred percent
                     (100%) of the Purchase Price are
                     allocated to and shall be satisfied by
                     Buyer.

   5.4.2 Limitation: No obligations allocated to or assumed by Unocal or Buyer under this Agreement shall include any obligation to remediate Hazardous Substances in or upon land or any water course or body of water including ground water beyond the lawful requirements of the government agency or agencies with jurisdiction over the Assets, or, if greater, under common law requirements, nor shall such obligations include any action, cost or expense other than actions, costs, or expenses required by law. Between the Parties, Unocal shall have the right but not the obligation to direct and control any work required to remedy Environmen-tal Liabilities if it may be responsible for more than fifty percent (50%) of the costs and expenses of such work attributable to the interest of the Parties; provided, however, if the Parties have control, regardless of which Party directs and controls any required work to remedy Environmental Liabilities, all such actions shall be the most cost efficient possible to comply with applicable Legal Requirements and which are consistent with continued use of the Assets for the same purposes they were being used on the Closing Date, and shall be based on mutually acceptable actions after consulta-tion with the other Party.

   5.4.3.    Termination Due to Material Environmental
             Deficiencies: If it is determined during the Due Diligence Period that a Material Environmental Deficiency exists, pursuant to Section 5.4.4, either Buyer or Unocal may elect to terminate this Agreement under Section 14.1.3. Any separate and distinct Environmental Liability for which the "value estimates", as defined in Section 5.4.4.4, are $10,000 or less ("Minimal Environmental Liabilities") shall not be included in the calculation of a Material Environmental Deficiency, however, the cumulative value of all Minimal Environmental Liabilities hereunder, when combined with Buyer's cost for Minimal Title Defects under Section 4.4.3
             (i), which is over and above $200,000 shall be included in the calculation of a Material Environmental Deficiency.

   5.4.4     Determination of Value:

        5.4.4.1 Upon delivery of notice by Buyer to Unocal of a Material Environmental Deficiency, Buyer and
                     Unocal shall meet and use their best efforts to agree on whether such a Material Environmental Deficiency exists. The value of Environmental Liabilities shall be based on the "value estimates" as defined in Section 5.4.4.4.

        5.4.4.2 If, during the Due Diligence Period, Buyer determines there is a Material Environmental Defi-ciency and desires to terminate this Agreement pursuant to Section 5.4.3, it shall immediately notify Unocal. Unocal shall respond on the earlier of the Date of Closing or seven (7) days from the date of notice whether it concurs with Buyer's
                     determination.   In the event Unocal concurs in
                     Buyer's determination, the termination of this Agreement shall be treated as a termination by mutual consent under Section 14.1.1.

        5.4.4.3 If Unocal timely notifies Buyer that it does not concur with the Buyer's determination of value, Buyer may terminate this Agreement and request that the earnest money deposit be placed in the hands of an escrow holder pending a determination of the value of the Environmental Liabilities by the following procedure: The parties will submit the issue of the existence of a Material Environmental Deficiency to three (3) neutral parties, one designated by each Party and a third selected by the two designated parties. If the neutral parties determine by majority vote that a Material Environmental Deficiency does not exist, Buyer will pay the neutral parties' costs and shall not be entitled to the return of the earnest money deposit. If the neutral parties by majority vote find that a Material Environmental Deficiency does exist,
                     Unocal will pay the neutral parties' costs and shall return Buyer's earnest money deposit with interest at the Interest Rate within fifteen (15) business days.

        5.4.4.4 Any and all disagreements between Buyer and Unocal regarding the value of Environmental Liabilities shall be resolved by the majority of the three (3) neutral parties chosen in accordance with the provisions of Section 5.4.4.3., and in all instances the neutral parties shall determine the value of Environmental Liabilities. For purposes of determining the value of any Environmental Liability, "value estimates" shall be an estimate of the cost to remedy an Environmental Liability based on the most cost effective methods of remediation which meet applicable Legal Require-ments and which are consistent with the continued use of the Assets for the same purposes they were being used for on the Closing Date. The neutral parties may use any information resources available in making their determination; provided, however, they may not submit the specific dispute to a governmental entity for advice or to obtain an opinion if such request would require a disclosure of the identity of the Parties or the Assets, but may do so if advice or an opinion may be obtained without such disclosure.


                    SECTION 6

              OPERATIONS AND CASUALTY LOSS

6.1 Operations: Between the Effective Date and Closing, as to the portion of the Assets to be conveyed which Unocal now operates, it shall operate the same in a good and workmanlike manner. At Closing such operations shall be turned over to and become the responsibility of Buyer, unless an applicable unit, pooling, communitization or operating agreement requires otherwise, in which case (unless Buyer and Unocal otherwise agree) Unocal shall continue the physical operation of such portion of the Assets, pursuant to and under the terms of such applic-able agreement, until such time after Closing as such applicable agree-ment may require. However, for periods after the Effective Date, Unocal shall have no liability as operator to Buyer, for any operations by Unocal under this Section 6.1, for loss or damages sustained, or lia-bilities incurred, except as may result directly from, and in no event shall Buyer have any liability to Unocal resulting from, Unocal's gross negligence or willful misconduct. Such operations from and after the Closing shall be conducted by Unocal for and on behalf of Buyer, and Unocal shall make appropriate charges to Buyer pursuant to any appli-cable operating agreement. In the absence of any applicable operating agreement, for any such services performed by Unocal as operator of the Assets (or portions thereof) from and after the Effective Date, Buyer shall pay to Unocal the applicable Asset's working interest percentage of an overhead operating charge of $500 per month per active well oper-ated by Unocal plus Buyer shall reimburse all reasonable and necessary expenses incurred by Unocal in such operation, protection or maintenance of the Assets as are not normally included within the operating charge in standard form accounting procedures but are paid as direct charges thereunder. Any such charges and expenses shall be recovered by Unocal as part of the Closing or Final Accounting adjustments as appropriate.

6.2 Casualty Loss: The risk of Casualty Loss relating to the Assets shall pass from Unocal to Buyer as of the date this Agreement is executed by Buyer and Unocal, and Buyer shall assume all risk of any change in the condition of the Assets caused by a Casualty Loss from the date this Agreement is executed by Buyer and Unocal. In the event of any such change in condition of the Assets caused prior to the execution of this Agreement by a Casualty Loss, if Unocal elects not to restore the changed Assets, such Assets shall be deleted from this Agreement in the same manner as though subject to a Title Defect, and the Purchase Price shall be adjusted in an amount determined by the Claim Value formula in
        Section 4.4.1.

6.3 Successor Operator: Buyer acknowledges and agrees that Unocal cannot and does not covenant or warrant that Buyer shall become successor operator of all or any portion of the Assets, since the Assets or portions thereof may be subject to unit, pooling, communitization, operating or other agreements which control the appointment of a successor operator.

6.4     Post-Closing Accounting Assistance:  Subsequent to Closing, at
        Buyer's request, Unocal shall continue performing accounting obligations for the Worland Plant for a period of time not to exceed two (2) months. Unocal shall be compensated the sum of $3,200.00 per month for each month or portion thereof during which Buyer requests such assistance. Unocal shall have no obligation to provide accounting assistance post-Closing for any portion of the Assets other than the Worland Plant, except as is reasonable in good faith in a transaction of this type to transfer files and necessary information to Buyer.


                       SECTION 7

           REPRESENTATIONS AND WARRANTIES OF UNOCAL

Unocal hereby represents and warrants to Buyer as follows:

7.1 Organization: Unocal is a corporation duly organized, validly existing and in good standing under the laws of the state of California, and is qualified to do business and is in good standing as a foreign corpora-tion in the state of Wyoming.

7.2 Authority to do Business: Unocal has all requisite power and authority to own or lease and operate the Assets and to carry on the business as now conducted.

7.3     Binding Obligation:

   7.3.1 Unocal has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.

   7.3.2 All corporate acts and other proceedings required to be taken by Unocal to authorize the execution, delivery and performance by Unocal of this Agreement, have been duly and properly taken.

   7.3.3 This Agreement has been duly executed and delivered by Unocal and constitutes the valid and binding obligation of Unocal, enforceable against Unocal in accordance with its terms.

   7.3.4 The execution, delivery and performance by Unocal of this Agreement does not and will not conflict with, or result in any violation of or default under any provision of the Articles of Incorporation or By-laws of Unocal or any law, ordinance, rule, regulation, order, decree, agreement, instrument or license applicable to Unocal or to the Assets.

7.4     Litigation, Suits or Claims:  To Unocal's Knowledge After Due
        Inquiry, except as disclosed in Exhibit "F", there are no actions, suits or proceedings pending or threatened in writing against Unocal which if decided unfavorably to Unocal could have a Party Adverse Effect on Unocal, or a material adverse effect on the value of the Assets.

7.5 Relation to Assumed Liabilities: Nothing contained in this Section 7 shall be deemed a representation or warranty by Unocal with respect to the obligations of Buyer with respect to the investigation of, and independent decision under Section 11.1; and Buyer's obligations with respect to the investigation of, and independent decision under Section 11.1, are not diminished by this Section 7.

7.6 Disclaimer of Warranties: EXCEPT AS SPECIFICALLY WARRANTIED HEREIN, THE ASSETS ARE SOLD "AS IS," "WHERE IS" AND "WITH ALL FAULTS AS TO ALL MATTERS," AND UNOCAL EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO
        (a) THE CONDITIONS OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), (b) ANY INFRINGEMENT BY UNOCAL OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, (c) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN
        OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF UNOCAL (INCLUDING WITHOUT LIMITATION, IN RESPECT OF GEOLOGICAL AND ENGINEERING DATA, THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY
        SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO
        SELL OIL OR GAS PRODUCTION AFTER CLOSING), AND (d) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION
        OF THE ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE ASSETS.

7.7 Gas Imbalance: To Unocal's Knowledge After Due Inquiry, except as described in Exhibit "D", Unocal is not obligated by virtue of any prepayment made under any production sales contract or any other contract containing a take-or-pay clause, or under any similar arrange-ment, to deliver oil, gas or other minerals produced from or allocated to any of the Properties at any time after the Effective Date without receiving full payment therefor at the time of delivery.

7.8 Disclosure: To Unocal's Knowledge After Due Inquiry, neither this Agreement nor any certificate to be furnished by Unocal contains or, upon delivery thereof, will contain any untrue statement of a material fact or omission, or upon delivery thereof, will omit to state a mater-ial fact necessary to make the statements herein or therein, in light of the circumstances under which they were or are made, not misleading.

7.9 No Breach: To Unocal's Knowledge After Due Inquiry, Unocal is not party to, or subject to, or bound by any provision of any judgment, order, writ, injunction or decree of any court, or governmental body, or any statute, rule or regulation applicable to Unocal which prohibits or would be violated by, or which allows for the termination or modifica-tion of this Agreement due to Unocal entering into, executing, deliver-ing or consummating same.

7.10    Environmental Condition of Assets:  To Unocal's Knowledge After
        Due Inquiry, all environmental problems affecting the Assets are re-flected in the Environmental Assessment, on Exhibit "F" or in the docu-ments or files made available to Buyer by Unocal.

7.11    Compliance with Laws and Agreements:  To Unocal's Knowledge
        After Due Inquiry, Unocal is in substantial compliance with all permits, contracts and agreements relating to the Assets, and in substantial compliance with all laws, rules and regulations of federal, state or local entities which have jurisdiction over Unocal or the Assets to be sold hereunder such that any failure of compliance will not have a material adverse effect on the value of the Assets.

7.12 Title: Except as disclosed on Exhibit "F", to Unocal's Knowledge After Due Inquiry, Unocal's title to the Assets is not subject to any Title Defects that would cause title to the Assets to not be "defensible" (as such term is defined in Section 4.2) on the date of Closing. This representation and warranty shall not survive Closing.

7.13 Taxes: Except as disclosed on Exhibit "F", all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production or removal of hydrocarbons or the receipt of proceeds therefrom and relating to the Assets, to the extent such taxes and assessments have become due and payable, have been timely paid.

7.14 Brokers: Unocal has not incurred any obligations or liability, contin-gent or otherwise, for any fee payable to a broker or finder with respect to the matters provided for in this Agreement which could be attributable to Buyer.

7.15 Assignment Prior to Closing: Unocal has not since the Effective Date made any assignment or conveyance, or otherwise encumbered the Assets.

7.16 Tax Partnership: No part of the Assets is treated for Federal income tax purposes as being owned by a partnership except as disclosed in Exhibit "F".

7.17    Equipment and Off-Lease Facilities:  To Unocal's Knowledge After
        Due Inquiry, all equipment being used in connection with the operation of the Assets on the Effective Date is still being so used and shall continue to be so used through the date of execution of this Agreement by Buyer and Unocal, and such equipment is capable, taking into consideration normal wear and tear, of functioning at the same level of performance at which it was functioning on the Effective Date. This representation and warranty as to the condition and fitness of equipment shall not survive Closing and SELLER MAKES NO EXPRESS OR
        IMPLIED WARRANTY OR REPRESENTATION AS TO THE MER-
        CHANTABILITY OF ANY OF THE EQUIPMENT COMPRISING
        THE ASSETS, OR ITS FITNESS FOR ANY PURPOSE THAT
        SURVIVES CLOSING.  IT BEING UNDERSTOOD THAT BUYER
        SHALL ACCEPT THE SAME IN ITS "AS IS, WHERE IS"
        CONDITION.

7.18 Other Property: Neither Unocal, nor an Affiliate of Unocal operates or has any interest in any gathering system, compression facilities or salt water disposal facilities presently being used or employed in connection with the Assets and being billed as a direct charge which is not includ-ed in the Assets.

7.19 Tanks Gauged: The product storage tanks for the Assets were gauged at approximately 7:00 a.m. (local time) on the Effective Date, and the gauge reports have been provided to Buyer.

7.20 Contracts; Consents: To Unocal's Knowledge After Due Inquiry, the files made available to Buyer pursuant to Section 11.2 contain information regarding all executory contracts to which Unocal is a participant which materially affect any item of the Assets, including all third party contractual consents (including but not limited to pre-feren tial rights to purchase) required in order to consummate the transactions contemplated by this Agreement.

7.21 Administration: Between the Effective Date and Closing Unocal has complied with the provisions of Section 11.16.

7.22 Environmental: To Unocal's Knowledge After Due Inquiry, between the Effective Date and the date this Agreement is fully executed, Unocal has taken no action, or failed to take any action, that created or caus-ed an Environmental Liability.

                       SECTION 8

           REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Unocal as follows:

8.1     Organization:

   8.1.1 Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state wherein it was incorporated or organized, and is qualified to do business and is in good standing as a foreign corporation in every other jurisdiction where the failure to so qualify would have a Party Adverse Effect on Buyer.

   8.1.2     Buyer is authorized to do business in the State of Wyoming.

   8.1.3 Prior to the date of this Agreement, Buyer has delivered to Unocal true, correct and complete copies of Buyer's
             Certificates or Articles of Incorporation and Bylaws and Certificates of Good-Standing, as currently in effect.

   8.1.4 Buyer's headquarters and principal offices are located in the State of Oklahoma.

8.2     Authority; Enforceability:

   8.2.1 Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.

   8.2.2 All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement, have been duly and properly taken.

   8.2.3 This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

   8.2.4 The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement does not and will not conflict with, or result in any violation of or default under any provision of the Articles of Incorporation or By-laws of Buyer, or any law, ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Buyer or to its properties or assets.

8.3 Consents: Except for the consents of governmental agencies regarding the transfer of leases, licenses and Permits which apply to the Assets, no consent, approval, authorization, notice, filing, registration or qualification is required to be obtained or effected by Buyer for the execution, delivery or performance by Buyer of this Agreement.

8.4 Litigation, Suits or Claims: To Buyer's Knowledge After Due Inquiry, there are no actions, suits or proceedings pending or threatened in writing against Buyer which if decided unfavorably to Buyer could have a Party Adverse Effect on Buyer, or a material adverse effect on the value of the Assets.

8.5 Disclosure: To Buyer's Knowledge After Due Inquiry, neither this Agreement nor any certificate to be furnished to Unocal contains or, upon delivery thereof, will contain any untrue statement of a material fact or omission, or upon delivery thereof, will omit to state a mater-ial fact necessary to make the statements herein or therein, in light of the circumstances under which they were or are made, not misleading.

8.6 No Breach: To Buyer's Knowledge After Due Inquiry, Buyer is not party to, or subject to, or bound by any provision of any judgment, order, writ, injunction or decree of any court, or governmental body, or any statute, rule or regulation applicable to Buyer which prohibits or would be violated by, or which allows for the termination or modifica-tion of this Agreement due to Buyer entering into, executing, deliver-ing or consummating same.

8.7 Investigations of Assets: In accordance with Section 11.1, Buyer has made, or will make or arrange for others to make, such inspection of the Assets as it deems appropriate, and, except as otherwise provided here-in, Buyer will accept the Assets "AS IS," "WHERE IS" AND "WITH ALL FAULTS AS TO ALL MATTERS."

8.8 No Distribution: Buyer is acquiring the Assets for its own account for investment purposes and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder and any applicable state securities laws.

8.9 Resale Registration: Buyer will not sell, transfer, lease or otherwise convey in any manner, in whole or in part, the Assets without the necessary registrations, or exemptions therefrom, under applicable federal and state securities laws.

8.10 Oil and Gas Experience: Buyer (or its predecessor, if any) is and has been during the preceding two years primarily engaged in the business of exploring for, drilling for, producing or refining oil or gas and de-rives at least 80%, or $5,000,000 of its annual gross income, from exploring for, drilling for, producing or refining oil or gas.

8.11 Federal Leases: Buyer is qualified to hold federal leases and will be so qualified at Closing.

8.12 Brokers: Buyer has not incurred any obligations or liability, contin-gent or otherwise, for any fee payable to a broker or finder with respect to the matters provided for in this Agreement which could be attributable to Unocal.

                       SECTION 9

              CONDITIONS PRECEDENT TO THE
                 OBLIGATIONS OF UNOCAL

The obligation of Unocal to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at Closing of each of the follow-ing conditions, each of which may be waived by Unocal except as otherwise re-quired by law:

9.1 Purchase Price: At Closing, Buyer shall deliver the Adjusted Purchase Price plus or minus the Cash Settlement to Unocal in accordance with
        Section 3 hereto, plus interest pursuant to 3.2.3.

9.2 Buyer's Representations and Warranties True: The representations and warranties of Buyer contained herein on the date hereof shall have been correct in all material respects when made, and shall be correct in all material respects on and as of the Closing with the same force and effect as though made at and as of such time, except for the representations and warranties specifically relating to a time or times other than the Closing, or as may be affected by transactions contemplated hereby.

9.3 Officer's Certificate; Opinion of Counsel: Buyer shall deliver to Unocal the following:

   9.3.1     A certificate of an officer of Buyer certifying that:

        (i) the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same force and effect as though made at and as of such time, except for representations and warranties specifically relating to a time or times other than the Closing Date, or except as may be affected by the transactions contemplated hereby; and

        (ii) Buyer has performed all of its obligations contained in this Agreement required to be performed by it prior to Closing.

   9.3.2 An opinion rendered by legal counsel of Buyer, dated as of the Closing, to the effect that:

        (i) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state wherein it was incorporated or organized and is authorized to do business in the State of Wyoming;

        (ii) Buyer has full power to carry out the transactions provided for in this Agreement; this Agreement has been duly executed and delivered by Buyer;
             and this Agreement is the legal and binding obligation of Buyer, enforceable in accordance with its terms except as enforceability may be limited or denied by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect the rights of creditors generally and except as enforcement or remedies may be limited or denied by general equitable principles; and

        (iii) The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement will not constitute a breach, violation, or default under the Certificate or Articles of Incorporation or By-laws of Buyer.

9.4 Pre-Closing Performance: Buyer shall have performed, observed or complied in all material respects with all its obligations and condi-tions required by this Agreement to be performed, observed or complied with by it at or prior to Closing.

9.5 Authorization: All corporate actions necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Buyer.

9.6 Absence of Litigation: No litigation or administrative proceeding shall be pending (or threatened), and no investigation shall have been commenced (and be pending), by Buyer or any third party seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which makes it unreasonable to proceed with the consummation of the transactions contemplated hereby.

9.7 Bonds: Buyer shall have delivered to Unocal either copies of such bonds, in form and substance and issued by corporate sureties satisfactory to Unocal, covering the Assets as may be required under any laws, rules or regulations of any federal, Indian tribe, state or local government agencies having jurisdiction over the Assets, or a commitment by a surety company, satisfactory to Unocal, to issue such bonds upon Closing.

9.8 Preferential Purchase Rights: All preferential purchase right obligations attributable to the Assets shall have been satisfied, assumed or waived.

9.9 Hart-Scott-Rodino Act: Any applicable waiting period under the Hart-Scott-Rodino Act shall have been satisfied.


                      SECTION 10

             CONDITIONS PRECEDENT TO THE
                OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions, each of which may be waived by Buyer except as otherwise required by law:

10.1 Delivery of Instruments of Transfer: At Closing, Unocal shall deliver to Buyer executed, and where appropriate recordable, bill of sale, lease assignments, and other instruments of conveyance in accordance with
        Section 17.3 hereto.

10.2 Representations and Warranties: The representations and warranties of Unocal contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing, as though made on and as of each such time, except for changes permitted or contemplated by this Agreement or otherwise specifically consented to by Buyer in writing, and except for representations and warranties relative to a specific time or times, and each of the obligations of Unocal required by this Agreement to be performed and complied with prior to or at the Closing shall have been duly performed and complied with prior to or at the Closing.

10.3 Authorization: All corporate actions necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Unocal.

10.4 Opinion of Unocal's Counsel: Buyer shall have been furnished with the opinion of legal counsel for Unocal, dated as of the Closing, to the effect that Unocal:

   10.4.1 is a Corporation duly organized, validly existing, and in good standing under the laws of the state of California and is authorized to do business in the State of Wyoming;

   10.4.2 has full power to carry out the transactions provided for in this Agreement; this Agreement has been duly executed and delivered by Unocal; and this Agreement is the legal and binding obligation of Unocal, enforceable in accordance with its terms except as enforceability may be limited or denied by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect the rights of creditors generally and except as enforcement or remedies may be limited or denied by general equitable principles; and

   10.4.3 the execution, delivery and performance of this Agreement by Unocal and the consummation by Unocal of the transactions contemplated by this Agreement will not constitute a breach, violation, or default under the Articles of Incorporation or By-laws of Unocal.

10.5 Absence of Litigation: No litigation or administrative proceeding shall be pending (or threatened), and no investigation shall have been commenced (and be pending), by Unocal or any third party seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement, seeking damages in connection therewith or pertaining to the Assets which makes it unreasonable to proceed with the consummation of the transactions contemplated hereby.

10.6 Officer's Certificate: Unocal shall have furnished Buyer a certificate of an officer of Unocal certifying that:

   10.6.1 the representations and warranties of Unocal contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same force and effect as though made at and as of such time, except for representations and warranties specifically relating to a time or times other than the Closing Date, or except as may be affected by the transactions contemplated hereby; and

   10.6.2 Unocal has performed all of its obligations contained in this Agreement required to be performed by it prior to Closing.

10.7 Hart-Scott Rodino Act: Any applicable waiting period under the Hart-Scott-Rodino Act shall have been satisfied.

10.8 Condition of Equipment: As of the date of execution of this Agreement by Buyer and Seller, all equipment being used in connection with the operation of the Assets on the Effective Date is in good, working condition, taking into consideration normal wear and tear, adequate to function in the capacity in which it was functioning on the Effective Date.

10.9 Affidavit of Unocal: Unocal shall have furnished Buyer an affidavit executed by John Merritt which states that to his Knowledge After Due Inquiry, the representations and warranties of Unocal that are limited to its Knowledge After Due Inquiry are true and correct.

                     SECTION 11

                      COVENANTS

11.1    Investigation and Decision: The Parties further covenant as follows:

   11.1.1    Investigation of Assets:  During the Due Diligence Period
             Buyer shall (i) make, or arrange for others to make, such inspection and investigation of the Assets and Assumed Liabilities as it deems appropriate; (ii) investigate and have knowledge of operative or proposed laws and Legal
             Requirements to which the Assets are or may be subject; (iii) accept the Assets and Assumed Liabilities upon the basis of its review and determination of the applicability and effect of such laws and Legal Requirements; (iv) have reviewed and evaluated any data room materials or other materials to which access has been provided to Buyer by Unocal under this Agreement; and (v) have made such investigations of the title, condition, status under Environmental Laws, oil and gas laws and any other aspects of the Assets and Assumed Liabilities as may be necessary or appropriate. Buyer agrees that such inspections shall not unreasonably interfere with the business and operations of Unocal, and that such inspections and all such documents shall be subject to the Confidentiality Agreement.

   11.1.2 Independent Decision: Buyer has made its own independent judgment of the commercial potential, condition and usefulness of the Assets, taking into consideration all current Environmental Laws and Legal Requirements and the likelihood that such Environmental Laws and Legal Requirements will change in the future. Buyer has such knowledge and experience in business and financial affairs in general, securities and investments, and of the oil and gas business as conducted and regulated in the State of Wyoming in particular, as to be capable of evaluating the merits and risks of purchasing the Assets.

11.2    Access to Information:

   Unocal has afforded to Buyer and to Buyer's accountants, counsel and other representatives, reasonable access during the period prior to the execution of this Agreement and will continue to afford to Buyer reasonable access until Closing to all of Unocal's properties, books, contracts, documents and records relating to the Assets, and, during such period, Unocal has used and will continue to use reasonable efforts to furnish promptly to Buyer all material information concerning the business and properties relating to the ownership and operations of the Assets (subject to existing confidentiality agreements with third parties and subject also to the attorney-client privilege), including, to the extent prepared in the ordinary course, such data and operating reports as may reasonably be necessary or appropriate for any relevant purposes of investigation and analysis related to this Agreement. Upon Buyer's reasonable request, Unocal shall attempt to secure waiver of any such confidentiality agreements. Unocal shall, to the best of its ability, arrange for Buyer and its representatives to discuss with appropriate officers, employees, consultants, contractors and representatives of Unocal such matters related to the transactions provided for herein as Buyer may reasonably request. Buyer will hold such information in confidence in accordance with the Confidentiality Agreement. The period of time from the execution date of this Agreement and continuing for a period of sixty
   (60) days shall be referred to herein as the "Due Diligence Period"; Provided, however, if the Closing Date is extended due to litigation filed by a third party, other than an Affiliate of Buyer, to a date beyond seven
   (7) days following the end of the Due Diligence Period, the Due
   Diligence Period shall be extended the same number of days, an updated letter of completion of due diligence, pursuant to Section 11.7, shall be provided within three (3) days of the end of the extended Due Diligence Period and all other provisions herein relating to time measured from the Closing Date or Due Diligence Period shall be measured from the extended Closing Date and Due Diligence Period.

11.3 General Liabilities: Subject to Section 6.1, Buyer shall assume and Unocal shall retain the general liabilities as follows:

   11.3.1 General Liabilities Assumed: Excluding Environmental Liabilities, which shall be governed by the provisions of
             Section 5, Buyer shall assume and discharge all duties, liabilities and obligations arising from ownership or operation of the Assets after the Effective Date; including, but not limited to, all applicable valid recorded agreements;
             unrecorded but disclosed agreements; disclosed gas balancing agreements or arrangements; disclosed contracts and instruments; duties imposed by governmental laws and regulations; all usual and normal prudent operations regarding the duty to plug, abandon, remove or cleanup oil, gas, injection, water or other wells, sumps, pits, ponds, tanks, impoundments, foundations, pipelines, and structures and equipment of any kind or description, and the restoration of the Assets and surface of the land as may be required under applicable Legal Requirements; and, all duties, liabilities and obligations arising from ownership or operation of the Assets prior to the Effective Date except as retained by Unocal in
             Section 11.3.2.

   11.3.2 General Liabilities Retained: Excluding Environmental Liabilities, which shall be governed by the provisions of
             Section 5, Unocal shall discharge the following retained duties, liabilities and obligations arising from ownership or operation of the Assets prior to the Effective Date; provided Unocal receives notice of a claim of a specific breach by written notification from Buyer within five (5) years of the Closing Date:

        (i)  All liability for defense of litigation or govern-

             mental actions filed or commenced regarding the Assets, including all liability for satisfaction of any judgment or fine, regardless of when filed or rendered if Unocal timely received the written notice of claim provided for above in this Section
             11.3.2.;

        (ii) All obligations to properly pay royalties or taxes;
             provided, however, liability for royalties and taxes shall be determined as of the Effective Date as provided in other provisions herein; and

        (iii) The obligation to replug oil, gas, injection, water or other wells plugged prior to the Effective Date that require replugging to comply with contractual or legal requirements.

11.4 Gas Imbalance: In the event it is determined Gas Imbalances exist, the Parties agree that:

   11.4.1 Unocal will furnish Buyer with a statement, in the form of Exhibit "D", showing the most current estimate of the over or under production between the owners as of the Effective
             Date.

   11.4.2 From and after the Effective Date, any and all benefits, obligations and liabilities associated with such Gas Imbalances shall accrue to and be the responsibility of Buyer. Buyer shall assume Unocal's overproduced or underproduced position in the wells located on the Leasehold Properties as of the Effective Date, including but not limited to the responsibility for the payment of royalties on the volume of such gas which Unocal took in excess of its entitlement and any obligation to balance whether in cash or in kind. The Final Accounting shall include an adjustment for any Gas Imbalance differences between the volume shown on Exhibit
             "D" and the Gas Imbalances at the Effective Date.
             Adjustments will be on an individual property basis in accordance with the actual average price paid during the period between April 1, 1994 and the Effective Date.

11.5 Hart-Scott-Rodino Act: Each Party shall, at its sole cost and expense, prepare and submit, within five (5) days of the execution of this Agreement, any necessary filings in connection with the transactions contemplated by this Agreement under the Hart-Scott-Rodino Act. The Parties shall request expedited treatment of such filing by the Federal Trade Commission, shall promptly make any appropriate or necessary subsequent or supplemental filings, and shall furnish to each other copies of all filings made under the Hart-Scott-Rodino Act at the same time they are filed with the government.

11.6 Third-Party Consents: Certain of the transfers contemplated by this Agreement are subject to various forms of third-party consents, includ-ing compliance with the provisions of the Hart-Scott-Rodino Act, which have been identified on Exhibit "F". Unocal and Buyer shall cooperate and shall promptly take such action as may be required to obtain all necessary consents prior to Closing. Unocal and Buyer agree that to the extent any contract or Permit that would otherwise be assigned under this Agreement as contemplated by Section 17.3.4 is not capable of being assigned, transferred, subleased or sublicensed without the consent of, or waiver by any other party thereto, or any other Person, or if such assignment, transfer, sublease or sublicense or attempted assignment, transfer, sublease or sublicense would constitute a breach thereof, or a violation of any law, this Agreement shall not constitute an assignment, transfer, sublease or sublicense, or an attempted assignment, transfer, sublease or sublicense of any such contract or Permit. With respect to each contract that, but for the reasons set forth in the first sentence of this Section 11.6, would be assigned, Unocal agrees to provide Buyer with the benefits (including the right to terminate any such contract or Permit in accordance with the terms thereof) of such contract or Permit, to the extent related to transactions or periods that occur at or after Closing, and to the extent it is possible to do so; and, if and to the extent such benefits are provided to Buyer, Buyer agrees to observe and perform such contract or Permit. Unocal shall continue to use its reasonable efforts to obtain an assignment to Buyer of each contract or Permit that, but for the reasons set forth in the first sentence of this
        Section 11.6, would be assigned; provided, however, that Unocal shall not be required to pay any consideration or suffer any financial disadvantage to obtain such assignment.

11.7 Completion of Due Diligence: Within three (3) days of the end of the Due Diligence Period Buyer shall give Unocal a letter of satisfactory completion of due diligence and proof of financing substantially in the form attached hereto as Exhibit "E".

11.8 Additional Agreements: Unocal and Buyer shall execute such further documents and instruments, requested by either Party, as may be necessary or reasonably desirable to consummate the transactions contemplated by this Agreement or any part thereof. Subject to the other terms and conditions of this Agreement, each of the Parties, hereto agrees to use its best efforts at its own expense to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement. Unocal and Buyer shall execute a joint closing statement acknowledging the payment of the Purchase Price, the transfer of the Assets, and the assumption of liabilities at the Closing. Further, Unocal and Buyer shall execute the Geophysical Data Licensing Agreement in the form attached hereto as Exhibit "G".

11.9    Payment of Certain Expenses Due and Payable After the Effective
        Date: Buyer shall pay, as and when due, all fees and bills due and payable after the Closing Date, and Unocal shall reimburse Buyer within thirty (30) days after invoice for any amounts under such bills attribu-table to any period prior to the Effective Date; provided, however that if after Closing Unocal is obligated to continue as operator under an existing agreement Unocal shall make payments for Buyer's account and at Buyer's expense.

11.10 Environmental Notices: Buyer shall, as soon as possible, but no later than two (2) working days after the date of receipt thereof, provide Unocal with a facsimile copy of all environmental notices, advisement or complaints proposing or demanding a civil or criminal penalty for which Unocal may be responsible under the terms of this Agreement or any other notice, advisement or complaint naming Unocal as a Party, or involving any cause of action or matter which may arise in whole or in part from the Assets or Unocal's operations prior to the Closing Date. Buyer shall also place a hard copy of such notice, advisement or complaint in the mail, postage prepaid, to Unocal within five (5) work-ing days of receipt thereof.

11.11 Notification of Certain Matters: Between the Effective Date and Closing, Unocal and Buyer will each give prompt notice to the other of
        (i) any information that indicates that any representation or warranty contained herein was not true and correct as of the date hereof or will not be true and correct as of the Closing Date; (ii) the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to consummate the transactions contemplated hereunder on or before the Closing Date or to satisfy a condition specified in Sec-tions 9 or 10, as the case may be; (iii) any notice or other communica-tion from any third party alleging that the consent or waiver of such third party is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement; and (iv) any notice of, or other communication relating to any default or event which, with notice or lapse of time or both, would become a default under any contract to be assigned at Closing.

11.12 Announcements: At all times prior to Closing, Unocal and Buyer, including their respective Affiliates, shall use their best efforts to cooperate in the development and distribution of all news releases and other public disclosures relating to the proposed transactions described in this Agreement, and ensure that no such releases or disclosures are made without prior notice to the other Party; provided, however, that from the date of this Agreement and continuing for twelve (12) months after the Closing if reserve volumes are estimated in a news release in conjunction with a Purchase Price disclosure the release must state that the reserve estimates are the disclosing Party's reserve estimates, and no news release or media disclosure whatsoever by Buyer may disclose the identity of Unocal or a specific description of the Assets unless both Parties agree to the form and content of such disclosure, each being under no obligation to agree and having the right to withhold agreement for any reason; provided, also that either Party may make all disclo-sures which are required or prudent under applicable laws or Legal Requirements, including, but not limited to, rules, regulations and guidelines of the Securities and Exchange Commission and applicable stock exchanges.

11.13   Termination of Guarantees and Other Commitments:

   11.13.1 Subject to applicable laws, as of the Closing Date, all of the following shall be canceled or terminated as to Buyer: (i) undertakings, comfort letters or guarantees by Unocal or any of its Affiliates to third parties in connection with the Assets;
             (ii) letters of credit, surety bonds, and related indemnity agreements arranged and maintained by Unocal or any of its Affiliates with respect to the Assets; and (iii) any credit card accounts issued by Unocal or any of its Affiliates to any employees in connection with the Assets.

   11.13.2 Buyer understands and agrees that all insurance policies, provided to or for the Assets through Unocal, any Affiliate of Unocal, or a self-insurance program of Unocal will be terminated as to Buyer as of the date this Agreement is executed by Buyer and Unocal.

   11.13.3 Unocal and Unocal's Affiliates shall have no responsibility or liability under this Agreement to provide for insurance coverage or any such security for the Assets in any manner whatsoever after the date this Agreement is executed by Buyer and Unocal.

11.14 Like Kind Exchange: Without affecting its obligations hereunder, with appropriate prior notice to the other Party, either Party shall have the option, at or before Closing, to structure the Closing of this trans-action in such a manner so as to qualify as a like kind exchange pursu-ant to Section 1031 of the Internal Revenue Code of 1986, as amended, provided that such a structure shall not delay the Closing in any way. The other Party will cooperate with the electing Party to facilitate a like kind exchange but will in no event be required to take title to any replacement properties. In the event either Party desires such exchange, it shall timely notify the other Party, in writing, of its intent and the electing Party shall be responsible for arranging the structure of the exchange, compliance with time limits for like kind exchanges, the preparation of appropriate documents to complete the transaction, and all additional costs directly related thereto. The electing Party shall indemnify the other Party against all losses, costs, expenses, taxes, fines, penalties or assessments arising out of any like kind exchange structure.

11.15 Access to Geologic and Geophysical Information: As long as the same remains in Buyer's possession or control, Unocal retains the right to copy any and all geologic and geophysical information transferred to Buyer hereunder, and Buyer agrees to co-operate with Unocal in granting access to such information in accordance with Section 18.8.

11.16 Restrictions on Operations: Unocal shall (i) between the execution date and the Closing Date incur no liability or enter into any commitments exceeding $25,000 net to Unocal with respect to the
       Assets, (ii) between the Effective Date and the Closing Date not release, sell, transfer, make any disposition of, abandon or relinquish any right, title or interest in the Assets or in personal property related to the Assets, except in the ordinary course of business, (iii) between the execution date and the Closing Date not cancel any contract associated with the Assets except in the ordinary course of business, and shall disclose on Exhibit "F" all contracts and liabilities incurred or commitments made with a value in excess of $25,000 which are associated with the Assets and which are entered into or canceled between the Effective Date and the execution date, if any, and (iv) between the Effective Date and the Closing Date not enter into any hedging, forward sales or similar agreements with respect to production from the Assets.

11.17 Worland Plant Royalties and Severance Tax Dispute: The Parties are aware of existing disputes described on Exhibit "F" with the State of Wyoming and Washakie County regarding the calculation of severance taxes and ad valorem taxes, including interest and additional taxes for prior taxable years, and the Secretary of the Interior of the United States acting through the Wyoming Department of Audit regarding the calculation of royalties, including interest and underpayment for prior years, arising from the gas processed through the Worland Plant. Unocal retains any and all liability of any kind for taxes, royalties, penal-ties and interest assessed against Unocal as a result of said disputes for all periods of time prior to the Effective Date, and Buyer shall be liable for all taxes and royalties assessed for periods of time after the Effective Date, regardless of whether the tax obligation or royalty obligation of Buyer after the Effective Date is increased as a result of the resolution of the above referenced disputes.

11.18 Participating Area Dispute: The Parties are aware of a dispute which has existed between Unocal and The Philip T. Sharples Trust, Sharples Associates and the Samuel Butler, Jr. Marital Trust regarding the Third Frontier Participating Area in the Worland Unit. Unocal shall retain any and all liability of any kind involving, and all responsibility and authority for, the continuing resolution of this dispute. Prior to execution of this Agreement, the Bureau of Land Management determined that Unocal's second revision order included acreage which was not reasonably proven as productive and a third revision order, effective March 1, 1995, was issued which reduces the number of acres in the Third Frontier Participating Area by 351.54 acres from 4,438.75 to 4,087.21 acres. To the extent the third revision order changes the acreage area of the Third Frontier Participating Area such that the working interest or net revenue interest of Unocal is different from the allocated work-ing interest or net revenue interest reflected in Exhibit "A-1" the Purchase Price shall be adjusted, effective as of the Effective Date, based on the Claim Value formula and a Net Leasehold Acres price adjust-ment pursuant to Section 4.4.1 and 4.4.3. It is further agreed that Buyer shall not oppose, or take a legal position in any proceeding inconsistent with the Worland Unit boundaries as revised by all area revision orders in effect as of the Effective Date and reflected in the Buyer's Report Value for the Assets, and agrees to support Unocal's position in this dispute.

11.19 Consent to Lease Assignment: The oil and gas lease dated October 11, 1944, executed by the Chicago, Burlington & Quincy Railroad Company covering certain lands in the NW/4NW/4 of Section 4; E/2 of Section 5;
E/2 of Section 17; the E/2, SE/4SW/4 and a tract in the NE/4 of Section
20, the W/2 of Section 29 and the W/2 of Section 32, all in Township
48N, Range 92W; and the W/2 SW/4 and the NW/4 of Section 5,
Township 47N, Range 92W, all in Washakie County, Wyoming is included within the definition of Leasehold Property as set forth on Exhibit "A". The lease requires the Lessor's prior written consent to an assignment by the Lessee. If Unocal is unable to obtain a consent to the assignment, to the extent the inability to obtain such consent affects the Net Leasehold Acres or ownership interest factors described in Exhibit
"A-1", the Purchase Price shall be adjusted, effective as of the Effective Date, based on the Claim Value Formula and a Net Leasehold Acres price adjustment pursuant to Sections 4.4.1 and 4.4.3.


SECTION 12

EMPLOYEE MATTERS

12.1 Employee List: Within ten days after execution of this Agreement, Unocal shall provide Buyer a list of field employees at each work location for the Assets, indicating name, job classification and years of service with Unocal.

12.2 Job Classification: Within ten days after execution of this Agreement Buyer shall provide Unocal a summary of Buyer's job classifications for the Assets together with minimum and maximum pay scales.

12.3 Disclosure: Buyer authorizes Unocal to disclose the summary to Unocal field employees working on the Assets or their representatives.

12.4 Resumes: Unocal shall advise field employees at each work location for the Assets that they may submit their resumes and work history to Buyer for Buyer's consideration regarding employment.

12.5 Hired Employee List: Within thirty days after Closing, Buyer shall provide Unocal with a list of all Unocal field employees hired by Buyer and their base pay rate.

12.6 Terminated Employees: For any Unocal field employee hired by Buyer and terminated without cause by Buyer within 180 days of Closing, Buyer shall pay one-quarter and Unocal shall pay three-quarters of such employee severance benefits in accordance with Unocal's Termination Allowance Plan on the same terms and conditions as if such employee had been terminated by Unocal on the Closing Date and not employed by Buyer. Unocal's share of such payment will be reduced by any termination allowance already paid by Unocal.


SECTION 13

TAXES

13.1 Apportionment of Ad Valorem and Property Taxes: All ad valorem taxes, real property taxes, personal property taxes and similar obliga-tions shall be apportioned as of the Effective Date between Buyer and Unocal. All such taxes allocable to the periods before the Effective Date shall be paid by Unocal, and all such taxes allocable to the Effective Date and after shall be paid by Buyer. Any refunds of taxes allocable to periods prior to the Effective date shall be the property of Unocal. Buyer shall file or cause to be filed all required reports and returns incident to such taxes which are due on or after the Closing Date, and shall pay or cause to be paid to the taxing authorities all such taxes reflected on such reports and returns.

13.2 Sales Taxes, Filing Fees, Etc.: The Purchase Price provided for hereunder is net of any sales taxes or other transfer taxes. Buyer shall be liable for any sales tax or other transfer tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamp or taxes imposed upon the sale pursuant to this Agree-ment, and Buyer shall defend any action by a governmental agency to collect such taxes or fees, and will hold Unocal harmless from any cost or liability for taxes, fees, penalty, interest or costs, including reasonable attorney's fees, assessed as a result of this transaction.

13.3 Other Taxes: All production, severance or excise taxes, conservation fees and other similar such taxes or fees (other than income taxes) relating to oil and gas produced and sold from the Assets prior to the Effective Date shall be paid by Unocal, and all such taxes and fees relating to such oil and gas produced and sold on the Effective Date and after shall be paid or reimbursed by Buyer. In the event such taxes attributable to the Assets are not assessed on a current year basis, it is agreed that when such taxes are assessed, insofar as they accrued to the Assets on or before the Effective Date, they shall be paid by Unocal upon receipt of a statement and supporting documentation.

                                    SECTION 14

                                   TERMINATION

14.1 Termination: This Agreement and the transaction contemplated herein may be terminated at any time prior to Closing:

   14.1.1    by mutual consent of the Parties;

   14.1.2 by either Party, without impairing any other rights hereunder, if there has been a material breach of covenant or agreement contained in this Agreement on the part of the other Party, or a failure of a condition and such breach of a covenant or agreement or failure of a condition has not been promptly cured;

   14.1.3 by either Party, upon written notice to the other Party under the provisions of Sections 4.4.3 (iii) and 5.4.3; or

   14.1.4    by Buyer pursuant to Section 5.4.4.3.

14.2    Effect of Termination:

   14.2.1 In the event of termination of this Agreement by either Party as provided in Section 14.1.1 or Section 14.1.3 above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of either Party or their respective officers or directors or shareholders except as otherwise set forth herein. Unocal shall in such event return the earnest money deposit within fifteen (15) business days of such termination plus interest calculated at the Interest Rate.

   14.2.2 In the event this Agreement is terminated under Section 14.1.2 by Buyer:

        (i) If Unocal concurs with Buyer that a material breach of covenant or agreement or failure of a condition as provided in Section 14.1.2 occurred and was not promptly cured, Unocal shall return the earnest money deposit within fifteen (15) business days of such termination, plus interest calculated at the Interest Rate;

        (ii) If Unocal does not concur with Buyer that a material breach of covenant or agreement or failure of a condition as provided in Section 14.1.2 occurred and was not promptly cured, Unocal shall interplead the earnest money deposit, plus interest calculated at the Interest Rate, into a court of competent jurisdiction; and the prevailing party shall receive the interplead monies and the losing party shall pay the prevailing Party's costs and reasonable attorney's fees incurred in conjunction with the proceeding; provided, however, that if Buyer prevails in the interpleader action, it shall also be entitled to recover actual damages suffered or incurred as a result of Unocal's breach in an amount up to but not exceeding
             $500,000.

14.3 Liquidated Damages: If Closing does not occur as contemplated herein by reason of any material breach or default by Buyer as provided in
        Section 14.1.2 or unauthorized failure to proceed under the terms of this Agreement by Buyer, then Unocal shall, in consideration of holding the Assets off the market and refraining from dealing with others con-cerning the Assets and as liquidated damages in lieu of all other damages, retain the earnest money deposit made by Buyer. The Parties hereby acknowledge that the extent of damages to Unocal occasioned by such breach or default or failure to proceed by Buyer would be impos-sible or extremely impractical to ascertain and that the earnest money deposit is a fair and reasonable estimate of such damages under the circumstances. Provided, however, unless Buyer contests Unocal's termination by written notification within ten (10) days, Unocal shall be free to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party with-out any restriction under this Agreement.

14.4 Specific Performance: If Closing does not occur as contemplated herein by reason of Unocal's determination under Sections 14.1.2 and
        14.3 that Buyer has breached this Agreement, Buyer may contest
        Unocal's termination of this Agreement under Section 14.1.2 and seek specific performance of the Agreement, provided it notifies Unocal in writing of its election to seek specific performance within ten (10) days of Unocal's notice of termination. The losing Party shall pay the prevailing Party's costs and reasonable attorney's fees together with any actual damages suffered or incurred. In the event Unocal prevails, the earnest money deposit shall be forfeited as provided in Section 14.3.


                                  SECTION 15

                                 MISCELLANEOUS

15.1    Governing Law:  THIS AGREEMENT SHALL BE GOVERNED BY
        AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF
        THE STATE OF WYOMING. All assignments and instruments executed in accordance with this Agreement shall be governed by and interpreted in accordance with the laws of the state where the Assets conveyed thereby are located.

15.2    Assignment:

   15.2.1 This Agreement and the rights and obligations hereunder shall not be assignable by either Party hereto without the prior written consent of the other; provided, however, that Unocal and Buyer shall have the right without the other Party's consent, to assign this Agreement, but not the right to assign any duties or obligations hereunder, to an Affiliate(s) or a subsidiary company.

   15.2.2 Any Party hereto may assign or delegate any of its rights, benefits, duties or obligations hereunder (i) to any Person, if it has received the prior written consent provided for in Section 15.2.1, (ii) to its legal successor, if it merges (whether or not it is the surviving corporation), or (iii) to any Person to whom it has made any sale, lease, transfer or other disposition of all or substantially all of its assets; provided, however, that no Party may make an assignment or delegation described in clauses (ii) and (iii), above, unless such Party delivers to the other Party hereto such written assumptions, affirmations and/or legal opinions as such other Party may reasonably request to preserve their rights and remedies hereunder.

   15.2.3 Subject to Section 15.2.1 the rights, benefits, duties and obligations of each Party hereto shall inure to the benefit of, and be binding upon, each Party's successors, assigns or delegates.

15.3 Written Notices: Any notices required to be given hereunder shall be in writing and transmitted by telex or telecopier, delivered by air courier, or deposited in the mail, postage prepaid and certified, and addressed as follows or as otherwise specified by Unocal and Buyer by notice hereunder:

        To Unocal:

        Union Oil Company of California
        P.O. Box 4551
        Houston, Texas 77210-4551
        Fax No. (713) 287-5850
        Attention: Supervisor-Administration

        with a copy to:

        Union Oil Company of California
        2141 Rosecrans Avenue, #4000
        El Segundo, CA 90245

        Attention: Vice President and General Counsel,

        To Buyer:

        Devon Energy Corporation (Nevada)
        20 North Broadway, Suite 1500
        Oklahoma City, OK 73102-8260

        Attention:  H.R. Sanders, Jr.

        with a copy to:

        Terry Barrett
        McAfee & Taft, a P.C.
        10th Floor
        Two Leadership Square
        Oklahoma City, OK 73102

   Notices shall be effective upon receipt.

15.4 Expenses: Except as otherwise provided herein, each Party shall be solely responsible for all expenses incurred by it in connection with this transaction (including without limitation, fees and expenses of its own counsel and accountants).

15.5 Waiver of Compliance with Bulk Transfer Laws: Buyer waives compliance with any applicable bulk transfer law relating to the transactions contemplated by this Agreement, and agrees to assume all risk and liability in connection with the failure to so comply.

15.6    Deceptive Trade Practices Waiver:  TO THE EXTENT
        APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF,
        BUYER HEREBY WAIVES THE PROVISIONS OF THE WYOMING
        CONSUMER PROTECTION LAWS REGARDING FALSE,
        MISLEADING AND DECEPTIVE BUSINESS PRACTICES,
        UNCONSCIONABLE ACTIONS AND BREACHES OF
        WARRANTY; PROVIDED, HOWEVER, THAT NOTHING HEREIN
        CONTAINED SHALL BE DEEMED A WAIVER BY BUYER
        WHERE SUCH WAIVER IS PROHIBITED BY LAW.  IN ORDER
        TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER
        HEREBY REPRESENTS AND WARRANTS TO UNOCAL THAT
        BUYER (i) IS IN THE BUSINESS OF SEEKING OR ACQUIRING,
        BY PURCHASE OR LEASE, GOODS, OR SERVICES FOR
        COMMERCIAL OR BUSINESS USE, (ii) HAS ASSETS OF FIVE
        MILLION DOLLARS OR MORE ACCORDING TO ITS MOST
        RECENT FINANCIAL STATEMENT PREPARED IN
        ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING
        PRINCIPLES, (iii) HAS KNOWLEDGE AND EXPERIENCE IN
        FINANCIAL MATTERS THAT ENABLE IT TO EVALUATE THE
        MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED
        HEREBY, AND (iv) IS NOT IN A SIGNIFICANTLY DISPARATE
        BARGAINING POSITION. Nothing in this Section 15.6 shall be interpreted as a waiver of the express representations and warranties in this Agreement.

15.7    Waiver of Jury Trial:  UNOCAL AND BUYER DO HEREBY
        IRREVOCABLY WAIVE, TO THE FULLEST EXTENT
        PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY
        JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING
        BASED UPON, ARISING OUT OF, OR RELATING TO THIS
        AGREEMENT OR THE TRANSACTIONS CONTEMPLATED
        HEREBY.

15.8 Limitation of Liability: Notwithstanding anything herein provided to the contrary, Unocal and Buyer do hereby covenant and agree that, after Closing, the recovery by either Party hereto of any damages suffered or incurred by it as a result of any breach by the other Party of any of its covenants, agreements, representations, guaranties, warranties, disclaimers, waivers or continuing obligations under this agreement shall be limited to the actual damages suffered or incurred by the non-breaching Party as a result of the breach by the breaching Party of its covenants, agreements, representations, guaranties, warranties, disclaimers, waivers, or continuing obligations hereunder plus costs and reasonable attorney's fees and in no event shall the breaching Party be liable to the non-breaching Party for consequential damages as a result of the breach by the breaching Party of any of its covenants, agree-ments, representations, guaranties, warranties, disclaimers, waivers or continuing obligations hereunder; provided, however that nothing herein contained shall be deemed a limitation on either Party's indemnity obligations contained in this Agreement.

15.9 No Admissions: Buyer and Unocal agree that neither this Agreement, nor any part hereof, nor any performance under this Agreement, nor any payment of any amount pursuant to any provision of this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, or past or present wrongdoing, or violation of any law, rule, regulation, or policy, by either Unocal or Buyer or by their respective officers, directors, employees, or agents.

15.10 Use of Unocal's Name: As soon as practicable after Closing, and in any event no later than 180 calendar days after Closing, Buyer shall remove or cause to be removed the names and marks used by Unocal and all variations and derivations thereof and logos relating thereto from the Assets and shall not make any use whatsoever of those names, marks and logos.

15.11 Exhibits Incorporated: All Exhibits hereto are deemed a part of this Agreement and are incorporated hereby as though fully set forth herein.

15.12 Entire Agreement, Etc.: This Agreement, including the Exhibits referred to herein or delivered pursuant to this Agreement and the Confidentiality Agreement, which is incorporated herein by this refer-ence as though fully set forth hereby, constitutes the entire agreement between Unocal and Buyer with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understandings with respect thereto. No amendment of this Agreement shall be binding on the Parties unless in writing and signed by the authorized representatives of both Parties hereto. Any waiver of any breach of any term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition of this Agreement. The headings used in this Agree-ment are for convenience of reference only and shall not be used to define the meaning of any provision.

15.13 Parties in Interest: Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties to it and their permitted respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party to this Agreement, nor shall any pro-vision give any third Persons any right of subrogation or action over and against any Party to this Agreement.

15.14 Severability: If any provision of this Agreement shall be held to be invalid or unenforceable under present or future law in whole or in part by any court of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.

15.15 Consents: When a consent is required of either Party hereto, such consent shall not be unreasonably withheld.


                     SECTION 16

            SURVIVAL AND INDEMNIFICATION

16.1 Survival: Notwithstanding any investigation conducted by any Party hereto and any information which any Party may receive, a claim for a breach of any of the representations, warranties or covenants contained in this Agreement, or in any Exhibit, certificate, document or statement delivered pursuant hereto, or pursuant to any indemnification under
        Section 16.2.1, or of any third party claims under Section 16.3.1, excepting the representations and warranties in Sections 7.12 and 7.17, must be made within one (1) year following Closing; provided, however, that if and to the extent specific time limits for such matters are pro-vided for elsewhere in this Agreement nothing in this Section 16.1 shall be construed to limit the time for making a claim by Unocal against Buyer with regard to Assumed Liabilities or by Buyer against Unocal for retained liabilities; and, provided further, that a claim for breach of the representations and warranties in Sections 7.12 and 7.17 must be made on or before Closing.

16.2    Indemnification:

   16.2.1 Except as otherwise set forth in this Section 16 and except for Assumed Liabilities of Buyer, Unocal shall indemnify and hold harmless Buyer, and its successors and assigns, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, which may arise out of: (i) any breach or violation of this Agreement by Unocal; (ii) any breach of any of the representations, warranties or covenants made in this Agreement by Unocal; or (iii) liabilities expressly retained by Unocal in this Agreement.

   16.2.2 Buyer shall indemnify and hold harmless Unocal, and its successors and assigns, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, which may arise out of: (i) any breach or violation of this Agreement by Buyer; (ii) any breach of any of the representations, warranties or covenants made in this Agreement by Buyer; or (iii) Assumed Liabilities of Buyer.

16.3    Third Party Claims:

   16.3.1 Except as otherwise set forth in this Section 16 and except for Assumed Liabilities of Buyer, Unocal shall indemnify and hold Buyer and its successors and assigns harmless against any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, arising out of any third party claim, legal suit or proceeding against Buyer, which claim, legal suit or proceeding arises from the conduct of the business of Unocal or the ownership of the properties owned or leased by Unocal prior to the Effective Date; provided, however, that Unocal's indemnity obligation hereunder shall be limited to the value of the Purchase Price, and shall include but not be limited to the period of time from the Effective Date to the Closing Date as to liabilities retained by Unocal in Section 11.3.2.

   16.3.2 Buyer shall indemnify and hold Unocal and its successors and assigns harmless against any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, arising out of any third party legal suit or proceeding against Unocal, which legal suit or proceeding arises from the conduct of the business of Buyer or the ownership of the properties owned or leased by Buyer after the Effective Date, or from Assumed Liabilities.

   16.3.3    There are no third party beneficiaries to this Agreement.
             Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties hereto and their respective successors, and assigns, any benefit, right, remedy or obligation.

16.4    Method of Asserting Claims:  The Party making a claim under this
        Section 16 is hereinafter referred to as the "Indemnified Party" and the Party against whom such claims are asserted under this Section 16 is hereinafter referred to as the "Indemnifying Party". All claims by an Indemnified Party under this Section 16 shall be asserted and resolved as follows:

   16.4.1 If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party shall as promptly as is practicable after its receipt of such claim or demand notify in writing the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (a "Claim Notice");
             provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent that either the rights of the Indemnifying Party are actually prejudiced or such notice is not given within the applicable time periods set forth in this Agreement.

        The Indemnifying Party may, and upon request of the Indemnified Party shall, retain counsel of its choice to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such claim or demand and shall pay the fees and disbursements of such counsel with regard thereto; provided, however, that any Indemnified
        Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel to retain counsel whose reasonable fees and expenses shall be at the expense of the Indemnifying Party to file any action, answer or other pleading and take such other action which it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party.

        In the event that the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless:

        (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel; or

        (ii) the named parties to any such proceeding (including, but not limited to, any impleaded parties) include both the Indemnifying Party and the Indemnified
             Party and representation of both Parties by the same counsel would involve such counsel in an actual or potential conflict of interest in violation of applicable principles of professional ethics.

   16.4.2 If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand that the Indemnifying Party defends, or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the third party claim or demand, or any cross-complaint against any Person. If the Indemnifying Party has accepted responsibility in writing, no claim or demand that would result in an Indemnifying Party being liable hereunder may be settled without the consent of the Indemnifying Party which consent shall not be unreasonably withheld. Unless the Indemnifying Party shall have agreed in writing that any and all damages to the Indemnified Party related to a claim or demand are fully covered by the indemnities provided herein, no such claim or demand may be settled without the consent of the Indemnified Party, which consent will not be unreasonably withheld. Except with respect to settlements entered into without the Indemnified Party's consent pursuant to the immediately preceding sentence, to the extent it shall be determined that the Indemnified Party shall have no right pursuant to this Section to be indemnified by the Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying Party:

        (i) any amounts previously paid or advanced by the Indemnifying Party to the Indemnified Party with respect to such matters pursuant to this Section; plus

        (ii) interest thereon until paid by the Indemnified Party at the Interest Rate for the period commencing on the date on which such amount was paid or advanced and ending sixty (60) days after the date on which it was finally determined that the Indemnified Party had no such right to be indemnified.

   16.4.3 In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall as promptly as is practical send a Claim Notice with respect to such claim to the Indemnifying Party; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent that either the rights of the Indemnifying Party are actually prejudiced or such notice is not given within the applicable time periods set forth in this Agreement. If the Indemnifying Party notifies in writing the Indemnified Party that it does not dispute such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid to the Indemnified Party immediately. If the Indemnifying Party disputes such claim, such dispute shall be resolved by good faith negotiations between the Parties.



   16.4.4 From and after the delivery of a Claim Notice hereunder, at the reasonable request of the Indemnifying Party, the Indemnified Party shall grant the Indemnifying Party and its representatives full and complete access to the books, records and properties of the Indemnified Party to the extent reasonably related to the matters with which the Claim Notice is concerned. The Indemnifying Party will not, and shall require that its representatives do not, use (except in connection with such Claim Notice) or disclose to any third Person other than the Indemnifying Party's representatives (except as may be required by applicable Legal Requirements) any information obtained pursuant to this Section 16.4.4 that is designated as confidential by the Indemnified Party, unless such information is:

        (i) generally available to the public other than as the result of a wrongful act or omission by the Indemnifying Party;

        (ii) already within the knowledge of the Indemnifying
             Party;

        (iii) available to the Indemnifying Party through rights other than as provided in this Section 16.4.4, or

        (iv) provided to the Indemnifying Party in writing by a third party who is under no obligation to the Indemnified Party to protect the confidentiality thereof.

   All such access shall be granted during normal business hours, shall be subject to the normal safety regulations of the Indemnified Party, and shall be granted under conditions that will not interfere with the business and operations of the Indemnified Party. Nothing contained in this
   Section 16.4.4 shall be construed to expand or contract the rights or obligations of the Indemnifying Party with respect to any information previously provided to the Indemnifying Party pursuant to any other confidentiality agreement.

16.5 Right to Cure: Any Party that is obligated to indemnify, defend and/or hold harmless any other Party pursuant to any provision of this Section 16 shall have the right to cure, within a reasonable time and in a man-ner reasonably satisfactory to such Indemnified Party, any matter giving rise to such obligation; provided, however, that any such cure shall not relieve or reduce any such obligation to the extent that such cure is inadequate. The Indemnified Party may, if there is no attempt to cure or if the cure is inadequate, expend reasonable sums to cure which sums shall be reimbursed together with interest at the Interest Rate.


                     SECTION 17

                       CLOSING

17.1 Time of Essence: Time is expressly declared to be of essence under this Agreement.

17.2 Place and Date: Closing shall occur at Unocal's offices at 14141 Southwest Freeway, Sugar Land, Texas 77478 within seven (7) days from the end of the Due Diligence Period ("Closing Date"), unless extended by agreement of the parties.

17.3 Unocal's Actions at Closing: At Closing, Unocal shall perform the following actions:

   17.3.1 Unocal shall deliver to Buyer the opinion and executed certificate contemplated by Sections 10.4 and 10.6;

   17.3.2 Unocal shall execute and deliver to Buyer a Bill of Sale for the warehouse stock and idle equipment in the form attached hereto as Exhibit "J";

   17.3.3 Unocal shall execute and deliver to Buyer a Quitclaim Deed in the form attached hereto as Exhibit "K";

   17.3.4 Unocal shall execute and deliver to Buyer an Assignment of Intangible Contractual Rights and Other Intangible Property, listed on Exhibit "C", in the form attached hereto as Exhibit "J";

   17.3.5 Unocal shall execute, acknowledge and deliver to Buyer an Assignment of Leases in the form attached hereto as Exhibit "J", and Unocal shall deliver to Buyer any required assignment forms for any state, federal or Indian tribal oil and gas leases;

   17.3.6 Unocal shall (subject to the terms of applicable operating agreements and other provisions hereof) deliver to Buyer exclusive possession of the Assets;

   17.3.7 Unocal shall, at or as promptly as reasonably possible after Closing, provide Buyer, subject to the attorney-client privilege and applicable copyright laws, the following original records relating to the Interests to the extent they are in Unocal's possession: lease files; unit files; lease contract files; plant accounting computer programs; Worland Plant accounting files; product marketing files; compression, gathering and processing files; oil and gas sales contracts; third party consents; DXF files containing lease and unit mapping data; division of ownership files and spreadsheets for the Worland Plant, all participating areas and the balance of the Assets on diskette and hard copy, if available; and all well files, but specifically excluding all other records, including, but not limited to, corporate records, computer programs and general tax records. Unocal shall also provide copies of all seismic data covering the Assets at Buyer's cost and expense, subject to Buyer's execution of an agreement prepared in the form of Exhibit "G" covering such seismic data, that Unocal is not contractually or otherwise legally restricted from disclosing. As to any seismic data Unocal is contractually or otherwise legally restricted from disclosing, Buyer may prepare and provide Unocal with documents requesting waivers of the applicable restrictions, and Unocal shall forward such requests as well as provide Buyer such other assistance in obtaining waivers of the applicable restrictions as is reasonable under the circumstances. All data files, programs and records provided hereunder are provided WITHOUT WARRANTY AS
             TO THE ACCURACY OR COMPLETENESS OF THE
             INFORMATION CONTAINED THEREIN, and shall be at Buyer's sole risk and expense. Any other provision of this Agreement to the contrary notwithstanding, Unocal shall not provide Buyer with copies of any records or data or access to any records or data which Unocal cannot legally provide to Buyer because of third party restrictions on Unocal; and

   17.3.8 Unocal shall deliver to Buyer a certificate of an informed officer of Unocal to the effect that, as of the Closing Date, it is not a foreign person as defined in the Internal Revenue Code of 1986, as amended, and Income Tax Regulations, such certificate to be substantially in the form described in Treasury Regulation
             Section 1.1445-2(b)(2)(iii)(B) or otherwise within the requirements of Section 1. 1445-2(b)(2) of that regulation.

17.4 Buyer's Actions at Closing: At Closing, Buyer shall perform the following actions:

   17.4.1 Buyer shall execute and deliver to Unocal an Assumption Agreement in the form attached hereto as Exhibit "L";

   17.4.2 Buyer shall execute and deliver to Unocal the certificate and opinion contemplated by Section 9.3; and

   17.4.3 Buyer shall make the payments contemplated in Section 3.2.2 and 3.2.3.

17.5 Notices: Immediately after Closing, Buyer shall notify all operators, non-operators, oil or gas purchasers, government agencies and royalty owners that it has purchased the Assets.


                              SECTION 18

                         ACTIONS AFTER CLOSING

18.1 Final Accounting: Within 120 days after Closing Unocal shall provide Buyer with a statement of accounting ("Final Accounting"). Buyer shall have the right to cause its accountant, in consultation with Unocal's accountant, to review the Final Accounting within an additional seven
        (7) days following Unocal's delivery of such notice. If Buyer's accountant and Unocal's accountant are unable to agree upon the Final Accounting within an additional fourteen (14) days following completion of Buyer's review of the Final Accounting described above, then the two accountants jointly shall select, within such fourteen (14) day period, an independent accounting firm of national reputation which shall deter-mine the final accounting as soon as reasonably possible but in no event later than 180 days after Closing. The determination by such indepen-dent accounting firm shall be conclusive. The expense of such indepen-dent accounting firm shall be borne one-half by Unocal and one-half by Buyer.

18.2 Receipts and Credits: Notwithstanding Section 18.1, all monies, proceeds, receipts, credits and income attributable to the Assets for all periods of time subsequent to the Effective Date except as otherwise provided herein, shall be the sole property and entitlement of Buyer, and to the extent received by Unocal, Unocal shall account for and re-flect the same to Buyer in the Final Accounting after Closing. All monies, proceeds, receipts and income attributable to the Assets except as otherwise provided in this Agreement for all periods of time prior to the Effective Date shall be the sole property and entitlement of Unocal and, to the extent received by Buyer, Buyer shall fully disclose, account for and transmit same to Unocal promptly. All costs, expenses and disbursements attributable to the Assets for periods of time prior to the Effective Date except as otherwise provided herein, regardless of when due or payable, shall be the sole obligation of Unocal and Unocal shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same. All costs, expenses and disbursements attributable to the Assets for periods of time subsequent to the Effective Date regardless of when due or payable, shall be the sole obligation of Buyer and Buyer shall promptly pay, or if paid by Unocal, promptly reimburse Unocal for and hold Unocal harmless from and against same. Unocal shall be entitled to a credit for and reimburse-ment in an amount equal to any amount received by Buyer after Closing for any delivery or performance by Unocal prior to the Effective Date, and Buyer shall be entitled to a credit for and reimbursement in an amount equal to any amount received by Unocal after Closing for any delivery or performance by Buyer after the Effective Date.



18.3 Suspended Funds: After the Closing, Unocal will provide to Buyer a listing showing all proceeds from production attributable to the Leasehold Interests which are currently held in suspense and shall transfer to Buyer all of those suspended proceeds. Buyer shall be responsible for proper distribution of all the suspended proceeds, to the extent turned over to it by Unocal, to the parties lawfully entitled to them, and hereby agrees to indemnify, defend and hold harmless Unocal from and against any and all claims, liabilities, losses, costs and expenses, arising out of or relating to those suspended proceeds.

18.4 Further Assurances: After Closing, Unocal and Buyer agree to take such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto.

18.5 Recording: Buyer shall, at its own cost, immediately record the Assignments and Bill of Sale in the appropriate office of the state and county in which the lands covered by the Assignments are located.
        Buyer shall immediately file for and obtain the necessary approval of all federal, Indian tribal or state government agencies to the assign-ment of the Assets. The assignment of any state, federal or Indian tri-bal oil and gas leases shall be filed in the appropriate governmental offices on a form required and in compliance with the applicable rules of the applicable government agencies. Buyer shall supply Unocal, at Unocal's cost, with a true and accurate photocopy of all the recorded and filed assignments within a reasonable period of time after their recording and filing.

18.6 Books and Records: Notwithstanding any other provision herein contained, Buyer shall retain all original documents delivered to Buyer pursuant to Section 17.3.7 pertaining to the Assets for as long as it so desires and make the same available after the Closing for inspection and copying by Unocal at Buyer's expense during normal business hours, upon reasonable request and upon reasonable notice; provided, however, that during the first ten (10) years after Closing, such books, records or documents shall not be disposed of or destroyed by Buyer without first advising Unocal in writing and giving Unocal reasonable opportu-nity to obtain possession thereof.

18.7 Access to Properties and Records by Buyer: From and after the Closing Date, Unocal will afford to Buyer and its authorized representatives reasonable access during normal business hours to the then current officers and employees of Unocal retained by Unocal who were employed in connection with the Assets and will cooperate with Buyer in making available to Buyer at Buyer's expense, unless the action is an action by Buyer against Unocal, as a witness or deponent such employees of Unocal in each case only so long as such persons are then employees of Unocal or an Affiliate of Unocal, as Buyer may request for
        (a) financial reporting, (b) tax or similar purposes or (c) purposes of investigating claims, or conducting litigation or administrative proceedings with third parties or government agencies. Unocal will also afford to Buyer and its authorized representatives, for appropriate purposes, such reasonable access during normal business hours to the properties and relevant books and records of Unocal associated with the Assets prior to the Closing Date but not transferred to Buyer.

18.8 Access to Properties and Records by Unocal: From and after the Closing Date, Buyer will afford to Unocal and its authorized representatives reasonable access, during normal business hours, to the transferred employees, as shall at such time be employees of Buyer and who were prior to the Closing Date associated with the Assets, and to such properties, books and records relating to the Assets transferred to Buyer hereunder without charge, and will furnish to Unocal such additional information, and will cooperate with Unocal in such other respects, including the making available to Unocal at Unocal's expense, unless the action is an action by Unocal against Buyer, as a witness or deponent such former employees of Unocal as shall be at the time employees of Buyer, as Unocal may request for (a) financial reporting,
        (b) tax or similar purposes or (c) purposes of investigating claims, or conducting litigation or administrative proceedings with third parties or government agencies. Buyer will also provide to Unocal's authorized representatives such reasonable access without charge during normal business hours to the officers, employees, properties, books and records transferred to Buyer in connection with this Agreement.

18.9 Financial Statements: Seller shall provide Buyer reasonable assistance in the preparation and audit of the financial statements and footnotes relative to the Properties to the extent required for inclusion in a Form 8-K which must be filed by Buyer with the Securities and Exchange Commission no later than seventy-five (75) days after Closing. Such assistance shall be provided by Unocal to an accounting firm acceptable to Buyer and Unocal, and at the sole cost and expense of Buyer.

   IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


                               UNION OIL COMPANY OF CALIFORNIA



                               By:

                                             David J. Kinzelman
                                             Attorney-in-Fact


                               DEVON ENERGY CORPORATION (Nevada)



                               By:


                                             H.R. Sanders, Jr.
                                             Executive Vice President